Exhibit 2.01


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                          AGREEMENT AND PLAN OF MERGER




                           DATED AS OF MARCH 30, 2001




                                      AMONG




                      GENERAL ELECTRIC CAPITAL CORPORATION,




                            GALAHAD ACQUISITION CORP.




                                       and




                    FRANCHISE FINANCE CORPORATION OF AMERICA





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
                         SECTION INDEX OF DEFINED TERMS

DEFINED TERM                                                        SECTION
------------                                                        -------

1995 Stock Option Plan .......................................   ss. 3.1(b)(iii)
2001 Bonus Amount ............................................        ss. 5.6(d)
Acquisition Proposal .........................................           ss. 5.5
Agreement ....................................................          Preamble
Articles of Merger ...........................................           ss. 1.3
BAF Business .................................................        ss. 5.4(b)
Benefit Plans ................................................       ss. 8.11(a)
Board Approval ...............................................        ss. 3.1(h)
Board of Directors ...........................................       ss. 8.11(b)
Business Day .................................................       ss. 8.11(c)
Cancelled Shares .............................................    ss. 1.8(a)(ii)
CERCLA .......................................................    ss. 3.1(q)(iv)
Certificate ..................................................        ss. 1.8(b)
Claims .......................................................        ss. 3.1(m)
Closing ......................................................           ss. 1.2
Closing Date .................................................           ss. 1.2
COBRA ........................................................   ss. 3.1(p)(vii)
Code .........................................................           ss. 2.8
Company ......................................................          Preamble
Company Common Stock .........................................          Recitals
Company Disclosure Schedule ..................................           ss. 3.1
Company Employees ............................................     ss. 3.1(p)(i)
Company Permits ..............................................        ss. 3.1(n)
Company Plans ................................................     ss. 3.1(p)(i)
Company SEC Reports ..........................................        ss. 3.1(d)
Company Stockholders Meeting .................................        ss. 5.1(b)
Company Voting Debt ..........................................    ss. 3.1(b)(ii)
Confidentiality Agreement ....................................        ss. 5.3(b)
Costs ........................................................        ss. 5.8(a)
Covered Persons ..............................................        ss. 5.8(a)
Data Tape ....................................................        ss. 3.1(x)
Disposition ..................................................          Recitals
DOJ ..........................................................        ss. 5.4(c)
Effective Time ...............................................           ss. 1.3
Environmental Claims .........................................    ss. 3.1(q)(iv)
Environmental Law ............................................    ss. 3.1(q)(iv)
Environmental Liabilities ....................................    ss. 3.1(q)(iv)
Environmental Policies .......................................        ss. 3.1(v)
ERISA ........................................................     ss. 3.1(p)(i)
ERISA Affiliate ..............................................     ss. 3.1(p)(i)

                         SECTION INDEX OF DEFINED TERMS
                                  (continued)

DEFINED TERM                                                        SECTION
------------                                                        -------

ESPP .........................................................        ss. 5.6(e)
Exchange Act .................................................   ss. 3.1(c)(iii)
Exchange Agent ...............................................           ss. 2.1
Exchange Fund ................................................           ss. 2.1
Executives ...................................................       ss. 8.11(d)
Expenses .....................................................           ss. 5.7
Filed Audited Financials .....................................        ss. 3.1(e)
Financial Advisor ............................................        ss. 3.1(j)
FRIC .........................................................          Recitals
FTC ..........................................................        ss. 5.4(c)
Funding ......................................................    ss. 3.1(o)(ii)
Galahad ......................................................          Recitals
Governmental Entity ..........................................   ss. 3.1(c)(iii)
Hazardous Materials ..........................................    ss. 3.1(q)(iv)
Holdings .....................................................          Recitals
HSR Act ......................................................   ss. 3.1(c)(iii)
knowledge ....................................................       ss. 8.11(e)
Laws .........................................................    ss. 3.1(c)(ii)
Leased Real Property .........................................        ss. 3.1(r)
Liens ........................................................    ss. 3.1(b)(iv)
Material Adverse Effect ......................................       ss. 8.11(f)
Material Contracts ...........................................        ss. 3.1(s)
Merger .......................................................          Recitals
Merger Consideration .........................................        ss. 1.8(b)
Merger Sub ...................................................          Preamble
MGCL .........................................................           ss. 1.1
NYSE .........................................................   ss. 3.1(c)(iii)
Option .......................................................        ss. 1.9(a)
Option Plans .................................................        ss. 1.9(c)
Owned Real Property ..........................................        ss. 3.1(r)
Parent .......................................................          Preamble
Permitted Liens ..............................................       ss. 8.11(g)
Person .......................................................       ss. 8.11(h)
Policies .....................................................        ss. 3.1(v)
Proxy Statement ..............................................        ss. 5.1(a)
Qualifying Acquisition Proposal ..............................        ss. 7.2(b)
RCRA .........................................................    ss. 3.1(q)(iv)
Real Property ................................................        ss. 3.1(r)
Regulatory Law ...............................................        ss. 5.4(c)
REIT .........................................................    ss. 3.1(o)(ii)
Release ......................................................    ss. 3.1(q)(iv)

                         SECTION INDEX OF DEFINED TERMS
                                  (continued)

DEFINED TERM                                                        SECTION
------------                                                        -------

Required Company Vote ........................................        ss. 3.1(i)
Required Consents ............................................   ss. 3.1(c)(iii)
Rights .......................................................     ss. 3.1(b)(i)
Rights Agreement .............................................     ss. 3.1(b)(i)
SEC ..........................................................        ss. 3.1(d)
Securitization Interests .....................................          Recitals
Subsidiary ...................................................       ss. 8.11(i)
Superior Proposal ............................................       ss. 8.11(j)
Surviving Corporation ........................................           ss. 1.1
Systems ......................................................        ss. 3.1(w)
Tax, Taxes ...................................................     ss. 3.1(o)(i)
Tax Authority ................................................     ss. 3.1(o)(i)
Tax Return, Tax Returns ......................................     ss. 3.1(o)(i)
Termination Date .............................................        ss. 7.1(b)
Termination Fee ..............................................        ss. 7.2(b)
U.S. GAAP ....................................................        ss. 3.1(d)
Violation ....................................................    ss. 3.1(c)(ii)
WARN .........................................................  ss. 3.1(p)(viii)
Warrants .....................................................   ss. 3.1(b)(iii)

                           PAGE INDEX OF DEFINED TERMS

DEFINED TERM                                                                PAGE
------------                                                                ----

1995 Stock Option Plan .....................................................   8
2001 Bonus Amount ..........................................................  38
Acquisition Proposal .......................................................  36
Agreement ..................................................................   1
Articles of Merger .........................................................   2
BAF Business ...............................................................  35
Benefit Plans ..............................................................  50
Board Approval .............................................................  12
Board of Directors .........................................................  50
Business Day ...............................................................  50
Cancelled Shares ...........................................................   3
CERCLA .....................................................................  21
Certificate ................................................................   4
Claims .....................................................................  14
Closing ....................................................................   2
Closing Date ...............................................................   2
COBRA ......................................................................  19
Code .......................................................................   6
Company ....................................................................   1
Company Common Stock .......................................................   1
Company Disclosure Schedule ................................................   7
Company Employees ..........................................................  17
Company Permits ............................................................  14
Company Plans ..............................................................  17
Company SEC Reports ........................................................  11
Company Stockholders Meeting ...............................................  33
Company Voting Debt ........................................................   8
Confidentiality Agreement ..................................................  34
Costs ......................................................................  39
Covered Persons ............................................................  39
Data Tape ..................................................................  24
Disposition ................................................................   1
DOJ ........................................................................  35
Effective Time .............................................................   2
Environmental Claims .......................................................  20
Environmental Law ..........................................................  20
Environmental Liabilities ..................................................  21
Environmental Policies .....................................................  23
ERISA ......................................................................  17
ERISA Affiliate ............................................................  17
ESPP .......................................................................  38
Exchange Act ...............................................................  10
Exchange Agent .............................................................   5
Exchange Fund ..............................................................   5
Executives .................................................................  50
Expenses ...................................................................  39
Filed Audited Financials ...................................................  11
Financial Advisor ..........................................................  13
FRIC .......................................................................   1
FTC ........................................................................  35
Funding ....................................................................  17
Galahad ....................................................................   1
Governmental Entity ........................................................  10
Hazardous Materials ........................................................  21
Holdings ...................................................................   1
HSR Act ....................................................................  10
knowledge ..................................................................  50
Laws .......................................................................  10
Leased Real Property .......................................................  22
Liens ......................................................................   9

                           PAGE INDEX OF DEFINED TERMS

DEFINED TERM                                                                PAGE
------------                                                                ----

Material Adverse Effect ....................................................  50
Material Contracts .........................................................  22
Merger .....................................................................   1
Merger Consideration .......................................................   4
Merger Sub .................................................................   1
MGCL .......................................................................   2
NYSE .......................................................................  10
Option .....................................................................   4
Option Plans ...............................................................   4
Owned Real Property ........................................................  22
Parent .....................................................................   1
Permitted Liens ............................................................  51
Person .....................................................................  51
Policies ...................................................................  23
Proxy Statement ............................................................  32
Qualifying Acquisition Proposal ............................................  46
RCRA .......................................................................  21
Real Property ..............................................................  22
Regulatory Law .............................................................  35
REIT .......................................................................  16
Release ....................................................................  21
Required Company Vote ......................................................  13
Required Consents ..........................................................  10
Rights .....................................................................   8
Rights Agreement ...........................................................   8
SEC ........................................................................  10
Securitization Interests ...................................................   1
Subsidiary .................................................................  51
Superior Proposal ..........................................................  52
Surviving Corporation ......................................................   2
Systems ....................................................................  24
Tax ........................................................................  16
Tax Authority ..............................................................  16
Tax Return .................................................................  16
Tax Returns ................................................................  16
Taxes ......................................................................  16
Termination Date ...........................................................  44
Termination Fee ............................................................  46
U.S. GAAP ..................................................................  11
Violation ..................................................................  10
WARN .......................................................................  19
Warrants ...................................................................   8

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I     THE MERGER....................................................   2

     1.1      The Merger....................................................   2

     1.2      Closing.......................................................   2

     1.3      Effective Time................................................   2

     1.4      Effects of the Merger.........................................   2

     1.5      Charter.......................................................   2

     1.6      By-Laws.......................................................   2

     1.7      Officers and Directors of the Surviving Corporation...........   3

     1.8      Effect on Capital Stock.......................................   3

     1.9      Treatment of Options and Restricted Stock.....................   4

ARTICLE II    EXCHANGE OF CERTIFICATES......................................   5

     2.1      Exchange Fund.................................................   5

     2.2      Exchange Procedures...........................................   5

     2.3      No Further Ownership Rights in Company Common Stock...........   5

     2.4      Termination of Exchange Fund..................................   6

     2.5      No Liability..................................................   6

     2.6      Investment of the Exchange Fund...............................   6

     2.7      Lost Certificates.............................................   6

     2.8      Withholding Rights............................................   6

     2.9      Further Assurances............................................   7

     2.10     Stock Transfer Books..........................................   7

ARTICLE III   REPRESENTATIONS AND WARRANTIES................................   7

     3.1      Representations and Warranties of the Company.................   7

                   (a)  Organization, Standing and Power....................   7

                   (b)  Capital Structure...................................   8

                   (c)  Authority; No Conflicts.............................   9

                   (d)  Reports and Financial Statements....................  10

                                       i
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                                TABLE OF CONTENTS

                                  (continued)
                                                                            PAGE
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                   (e)  Liabilities.........................................  11

                   (f)  Absence of Certain Changes or Events................  11

                   (g)  Information Supplied................................  12

                   (h)  Board Approval......................................  12

                   (i)  Vote Required.......................................  13

                   (j)  Opinion of Financial Advisor........................  13

                   (k)  Rights Agreement....................................  13

                   (l)  Related Party Transactions..........................  13

                   (m)  Litigation..........................................  14

                   (n)  Compliance with Laws; Permits.......................  14

                   (o)  Taxes...............................................  14

                   (p)  Employee Benefits; Employees........................  17

                   (q)  Environmental Matters...............................  19

                   (r)  Properties..........................................  22

                   (s)  Contracts...........................................  22

                   (t)  Disposition Properties..............................  23

                   (u)  Brokers or Finders..................................  23

                   (v)  Insurance...........................................  23

                   (w)  Intellectual Property...............................  24

                   (x)  Data Tape...........................................  24

                   (y)  Canadian Assets.....................................  24

     3.2      Representations and Warranties of Parent......................  25

                   (a)  Organization, Standing and Power....................  25

                   (b)  Authority; No Conflicts.............................  25

                   (c)  Board Approval......................................  26

                   (d)  Vote Required.......................................  26

                   (e)  Information Supplied................................  26

                                       ii
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                                TABLE OF CONTENTS

                                  (continued)
                                                                            PAGE
                                                                            ----

                   (f)  Financing...........................................  27

                   (g)  Brokers or Finders..................................  27

                   (h)  Interest in Company.................................  27

                   (i)  BAF Business........................................  27

ARTICLE IV    COVENANTS RELATING TO CONDUCT OF BUSINESS.....................  27

     4.1      Covenants of the Company......................................  27

              (a)  Ordinary Course..........................................  28

              (b)  Dividends; Changes in Share Capital......................  28

              (c)  Issuance of Securities...................................  29

              (d)  Governing Documents......................................  29

              (e)  No Acquisitions..........................................  29

              (f)  No Dispositions..........................................  30

              (g)  Investments; Indebtedness................................  30

              (h)  Accounting Methods; Income Tax Elections.................  30

              (i)  Compensation.............................................  31

              (j)  Fundamental Transactions.................................  31

              (k)  Material Contracts.......................................  31

              (l)  Settlements and Compromises..............................  32

              (m)  Commitments..............................................  32

     4.2      No Control of Company Business................................  32

ARTICLE V     ADDITIONAL AGREEMENTS.........................................  32

     5.1      Preparation of Proxy Statement; Company Stockholders Meeting..  32

     5.2      Disposition...................................................  33

     5.3      Access to Information.........................................  33

     5.4      Reasonable Best Efforts.......................................  34

     5.5      Acquisition Proposals.........................................  36

     5.6      Employee Benefits Matters.....................................  37

                                      iii
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                                TABLE OF CONTENTS

                                  (continued)
                                                                            PAGE
                                                                            ----

     5.7      Fees and Expenses.............................................  38

     5.8      Directors' and Officers' Indemnity............................  39

     5.9      Sale of Securitization Interests..............................  40

     5.10     Public Announcements..........................................  41

ARTICLE VI    CONDITIONS PRECEDENT..........................................  41

     6.1      Conditions to Each Party's Obligation to Effect the Merger....  41

              (a)  Stockholder Approval.....................................  41

              (b)  No Injunctions or Restraints; Illegality.................  41

              (c)  HSR Act..................................................  41

     6.2      Additional Conditions to Obligations of Parent and Merger Sub.  41

              (a)  Representations and Warranties...........................  41

              (b)  Performance of Obligations of the Company................  42

              (c)  REIT and Subsidiary Status Opinion.......................  42

              (e)  No Material Adverse Change...............................  42

              (f)  No Governmental Suits....................................  42

              (g)  No Adverse Changes in Tax Laws...........................  43

              (h)  No Adverse Changes in Equity Markets.....................  43

              (i)  Closing of the Disposition...............................  43

     6.3      Additional Conditions to Obligations of the Company...........  43

              (a)  Representations and Warranties...........................  44

              (b)  Performance of Obligations of Parent and Merger Sub......  44

ARTICLE VII   TERMINATION AND AMENDMENT.....................................  44

     7.1      Termination...................................................  44

     7.2      Effect of Termination.........................................  45

     7.3      Amendment.....................................................  46

     7.4      Extension; Waiver.............................................  46

                                       iv
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                                TABLE OF CONTENTS

                                  (continued)
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                                                                            ----

ARTICLE VIII   GENERAL PROVISIONS...........................................  47

         8.1  Non-Survival of Representations, Warranties and Agreements....  47

         8.2  Notices.......................................................  47

         8.3  Interpretation................................................  48

         8.4  Counterparts..................................................  48

         8.5  Entire Agreement; No Third Party Beneficiaries................  48

         8.6  Governing Law.................................................  49

         8.7  Severability..................................................  49

         8.8  Assignment....................................................  49

         8.9  Submission to Jurisdiction Waivers............................  49

         8.10 Enforcement...................................................  50

         8.11 Definitions...................................................  50

     AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2001 (this "AGREEMENT"), among General Electric Capital Corporation, a New York corporation ("PARENT"), Galahad Acquisition Corp., a Maryland corporation ("MERGER SUB") and a wholly owned subsidiary of Parent, and Franchise Finance Corporation of America, a Maryland corporation (the "COMPANY").

                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of the Company with Merger Sub (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger pursuant to which each outstanding share of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in SECTION 1.3), other than shares owned or held directly or indirectly by Parent or directly by the Company, will be converted into the right to receive the Merger Consideration (as defined in SECTION 1.8(B)); and

     WHEREAS, following the date hereof and prior to the Effective Time, the Company intends, with the cooperation of Parent, to dispose of certain assets set forth on ANNEX A hereto (as amended from time to time pursuant to SECTION
5.2 hereof) and certain liabilities associated therewith (the "DISPOSITION");

     WHEREAS, immediately prior to the Effective Time, the Company intends, with the cooperation and at the direction of Parent, to transfer all of the interests in the securitizations of the Company set forth on Section 5.9 of the Company Disclosure Schedule (excluding any rights, duties or obligations as a servicer or subservicer) that are held by the Company or any of its Subsidiaries (including those held by FFCA Residual Interest Corporation ("FRIC") (the "SECURITIZATION INTERESTS")) to Galahad REIT Corporation, a Delaware corporation ("GALAHAD") and a wholly owned subsidiary of General Electric Capital Services, Inc. ("HOLDINGS"), the parent corporation of Parent; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the MGCL as the surviving corporation (the "SURVIVING CORPORATION").

     1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "CLOSING") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date), unless another time or date is agreed to in writing by the parties hereto (any such date, the "CLOSING DATE"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, unless another place is agreed to by the parties hereto.

     1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "ARTICLES OF MERGER") in such form as is required by, and executed in accordance with the relevant provisions of, the MGCL, and (ii) make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the State Department of Assessments and Taxation of Maryland, or at such subsequent time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

     1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.5 CHARTER. The charter of the Company as in effect immediately prior to the Effective Time, shall upon the Effective Time and by virtue of the Merger be amended to read in its entirety as set forth in EXHIBIT 1.5, and as so amended shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.6 BY-LAWS. The by-laws of the Company as in effect immediately prior to the Effective Time shall upon the Effective Time be amended to read in their entirety as set forth in EXHIBIT 1.6, and as so amended shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7 OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION. Except as set forth on Section 1.7 of the Company Disclosure Schedule, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected and qualified or their earlier resignation or removal or otherwise ceasing to be an officer, as the case may be. The Company shall use its reasonable best efforts to cause each of the directors of the Company to tender their resignations as directors of the Company immediately prior to the Effective Time, which such resignations shall become effective at and as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier resignation or removal or otherwise ceasing to be a director, as the case may be.

     1.8 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any capital stock thereof:

          (a) (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined in SECTION 1.8(A)(II)), shall be converted into the right to receive $25.00 per share in cash, without interest thereon.

          (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned or held by Parent or any of its Subsidiaries and each share of Company Common Stock held in treasury of the Company at the Effective Time ("CANCELLED SHARES") shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefor. For purposes of this SECTION 1.8(A)(II), shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, Parent or any of their respective Subsidiaries will not be deemed to be held by the Company, Parent or any such Subsidiary, regardless of whether the Company, Parent or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

          (iii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to such time shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the consideration specified in
     SECTION 1.8(A)(I) (the "MERGER CONSIDERATION") in accordance with ARTICLE II upon the surrender of such Certificate (other than in the case of Cancelled Shares); PROVIDED, HOWEVER, that the foregoing shall not affect the payment of dividends with a record date prior to the Effective Time to the holders of record on such record date.

     1.9 TREATMENT OF OPTIONS AND RESTRICTED STOCK.

          (a) Immediately prior to the Effective Time, each then outstanding employee or other stock option and each then outstanding director stock option (each, an "OPTION"), whether or not then vested or exercisable, shall be (or, if not previously vested and exercisable, shall become) vested and exercisable and such Options immediately thereafter shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company (and, if necessary, Parent shall provide funds to the Company sufficient for such payments) in consideration for the cancellation of such Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Option, less any applicable withholding taxes.

          (b) Immediately prior to the Effective Time, all restrictions on all outstanding shares of restricted Company Common Stock granted to employees or directors shall lapse, and such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with SECTION 1.8(A)(I).

          (c) The Company shall (i) take all actions necessary and appropriate so that all stock or other equity based plans maintained with respect to the Company Common Stock, including, without limitation, the stock or other equity based plans listed on Section 3.1(p) of the Company Disclosure Schedule ("OPTION PLANS"), shall terminate as of the Effective Time, (ii) use its reasonable best efforts to provide that any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be amended to provide that no further issuances, transfers or grants shall be permitted from and after the Effective Time, and (iii) use its reasonable best efforts to provide that, from and after the Effective Time, no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the

     Surviving Corporation. Prior to the Effective Time, the Company shall use its reasonable best efforts to (x) obtain all necessary consents from, and provide (in a form reasonably acceptable to Parent) any required notices to, holders of Options and (y) amend the terms of the applicable Option Plan, in each case, as is necessary to give effect to the provision of this paragraph (c).

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 EXCHANGE FUND. Prior to the Effective Time, Merger Sub shall appoint a bank or trust company acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with SECTION 1.8, all the cash to be paid pursuant to this Agreement in exchange for outstanding Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

     2.2 EXCHANGE PROCEDURES. As promptly as practicable, but in any event within five (5) Business Days after the Effective Time, the Exchange Agent will send to each record holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration with respect to the aggregate number of shares of Company Common Stock previously represented by such Certificate. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to SECTION 1.8. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of cash pursuant to SECTION 1.8 may be issued with respect to such Company Common Stock to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon surrender of Certificates in accordance with the terms of ARTICLE I and this
ARTICLE II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.

     2.4 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for the Merger Consideration to which such holders are entitled pursuant to SECTION 1.8 with respect to the shares of Company Common Stock formerly represented thereby.

     2.5 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 INVESTMENT OF THE EXCHANGE FUND. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; PROVIDED, HOWEVER, that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-l or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to
SECTION 2.4 hereof.

     2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

     2.8 WITHHOLDING RIGHTS. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended from time to time (the "CODE"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made.

     2.9 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets deemed acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.10 STOCK TRANSFER BOOKS. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent in connection with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and all other representations and warranties to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), the Company represents and warrants to Parent as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of the Company and each of its Subsidiaries (i) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in the case of clause (iii) for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in SECTION 8.11(F)) on the Company. The copies of the charter, articles or certificate of incorporation and by-laws (or similar governing document) of the Company and each of its Subsidiaries which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) CAPITAL STRUCTURE.

               (i) As of March 26, 2001, the authorized capital stock of the Company consisted of (A) 200,000,000 shares of Company Common Stock, of which 56,124,714.6660 shares were issued and outstanding and no shares were held in treasury and (B) 10,000,000 shares of preferred stock, par value $.01 per share, of which 300,000 shares of Series A Junior Participating Preferred Stock have been designated and reserved for issuance upon exercise of the rights (the "RIGHTS") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of April 7, 1999, between the Company and Wells Fargo Bank Minnesota, N.A., as successor rights agent (as amended, the "RIGHTS AGREEMENT"). Since March 26, 2001 to the date of this Agreement, there have been no issuances or deliveries by the Company of shares of its capital stock or any other securities of the Company except deliveries by the Company of Company Common Stock (and the associated Rights) related to open market purchases by the Company of shares of Company Common Stock pursuant to the Company's Dividend Reinvestment Plan and the 1997 Employee Stock Purchase Plan. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company or any of its Subsidiaries.

               (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding.

               (iii) Except (A) for the acquisition by stockholders of the Company of shares of Company Common Stock pursuant to the Company's Dividend Reinvestment Plan (all of which shares shall be acquired after the date hereof by the Company for delivery to the applicable stockholders of the Company solely through open market purchases), (B) for Options and other rights representing in the aggregate the right to purchase 3,973,618 shares of Company Common Stock under (1) the 1995 Stock Option and Incentive Plan, as amended, of the Company (the "1995 STOCK OPTION PLAN") and (2) the 1997 Employee Stock Purchase Plan, (C) for the Rights, (D) for warrants to acquire (1) 1,476,908 shares of Company Common Stock issued on March 13, 1998 and (2) 2,000,000 shares of Company Common Stock issued on December 14, 1999 (collectively, the "WARRANTS") and (E) for the acquisition by the Company of shares of Company Common Stock pursuant to the Company's 401(k) Plan (all of which shares shall be acquired after the date hereof by the Company solely through open market purchases), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or acquired, shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

               (iv) All the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company and/or one or more of its wholly owned Subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"). Except (A) for the capital stock or other ownership interests of its Subsidiaries, (B) as acquired in the ordinary course of business pursuant to foreclosure, workout, settlement or similar transactions, and (C) for security interests held in the ordinary course of business, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

          (c) AUTHORITY; NO CONFLICTS.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the receipt of the Required Company Vote (as defined in SECTION 3.1(I)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the receipt of the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or require an offer to purchase to be made under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the charter, articles or certificate of incorporation or by-laws or similar governing document of the Company or any Subsidiary of the Company, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order, decree, statute, law, ordinance, rule or regulation ("LAWS") applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person or the United States government or any United States domestic state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any United States domestic quasi-governmental or private body exercising any regulatory, taxing, importing or other United States domestic governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by the Company or any Subsidiary of the Company as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to
          (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (C) the MGCL with respect to the filing of the Articles of Merger, (D) the Required Company Vote, (E) the rules and regulations of the New York Stock Exchange (the "NYSE"), (F) state approvals required in connection with the Surviving Corporation's commercial loan and lease origination, servicing and selling activities and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as "REQUIRED CONSENTS."

          (d) REPORTS AND FINANCIAL STATEMENTS. The Company has filed all material reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2000 (collectively, including all exhibits thereto, the

     "COMPANY SEC REPORTS"). No Subsidiary of the Company is required to file any form, report or other document with the SEC. None of the Company SEC Reports filed as of their respective dates (or, if amended or superseded by a subsequent filing, then as of the date of such filing), as so amended or superseded, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or failed to comply as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and, in each case, the rules and regulations promulgated thereunder. Each of the consolidated financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("U.S. GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments.

          (e) LIABILITIES. Except for (i) liabilities incurred in the ordinary course of business consistent with past practice or otherwise permitted hereunder, (ii) liabilities arising from this Agreement or the transactions contemplated hereby and transaction expenses incurred in connection with this Agreement, (iii) liabilities disclosed in the Company SEC Reports filed prior to the date hereof, and (iv) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, since the date of the most recent audited annual financial statements included in the Company SEC Reports filed with the SEC prior to the date of this Agreement (the "FILED AUDITED FINANCIALS"), neither the Company nor any of its Subsidiaries has incurred any liabilities (whether accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. GAAP as applied in preparing the fiscal year end consolidated balance sheet of the Company and its Subsidiaries contained in the Filed Audited Financials.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise contemplated hereby, from the date of the Filed Audited Financials to the date hereof: (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course in substantially the same manner as heretofore conducted; (ii) there has not been any Material Adverse Effect on the Company; (iii) the Company has not declared any dividends on or made any other distributions in respect of any of its capital stock, except regular quarterly dividends by the Company in an amount not in excess of $0.56 per share for each dividend; (iv) the Company has not changed its methods of accounting for financial accounting or tax purposes in any manner that would be reasonably expected to have a significant adverse effect on its financial statements; (v) the Company has not made or revoked any material express or deemed election relating to Taxes; and (vi) neither the Company nor any of its Subsidiaries has (A) waived in writing any rights which waiver would reasonably be expected to have a Material Adverse Effect on the Company, (B) suffered any extraordinary loss or extraordinary losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments or interpretations thereof) which would reasonably be expected to have a Material Adverse Effect on the Company, (C) made or agreed to make any material increase in the compensation payable or to become payable to any Company Employee, except for regularly scheduled increases in compensation payable or increases otherwise occurring in the ordinary and usual course of business consistent with past practices, (D) made or agreed to make any increase in any Company Plan or adopt a new employee benefit plan, which in either case would result in a material increase in liability to the Company, or (E) made any capital expenditures in respect of its business or operations (excluding capital expenditures made in respect of portfolio or other properties held or controlled in the course of its business) in excess of $2,500,000 in the aggregate.

          (g) INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in SECTION 5.1(A)), on the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

               (ii) Notwithstanding the foregoing provisions of this SECTION 3.1(G), no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent for inclusion therein. For purposes of the foregoing, it is understood and agreed that information concerning or related to Holdings, Parent or Merger Sub or their respective Subsidiaries will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company.

          (h) BOARD APPROVAL. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "BOARD APPROVAL"), has duly (i) declared that this Agreement and the Merger and the other transactions contemplated hereby are advisable to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and
     (iii) recommended that the stockholders of the Company approve the Merger and the other transactions contemplated hereby, including the amendment to the Company's charter contemplated hereby. The Board Approval (assuming the accuracy of the representation in SECTION 3.2(H)) (together with opt-out exemptions incorporated in the Company's by-laws) is sufficient to render inapplicable to the Merger and this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Subtitle 6 of Title 3 of the MGCL) set forth in Subtitle 6 of Title 3 of the MGCL and the limitations on the voting rights of shares of stock acquired in a "control share acquisition" (as defined in Subtitle 7 of Title 3 of the MGCL) set forth in Subtitle 7 of Title 3 of the MGCL, and to the knowledge of the Company as of the date hereof, no other state business combination or takeover statute or similar statute or regulation applies to the Merger and this Agreement (and the transactions provided for herein).

          (i) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger and the other transactions contemplated hereby, including the amendment to the Company's charter contemplated hereby (assuming the accuracy of the representation in SECTION 3.2(H)).

          (j) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co. (the "FINANCIAL ADVISOR"), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

          (k) RIGHTS AGREEMENT. The Company has amended the Rights Agreement to ensure that (i) none of a "Flip-In Event", a "Distribution Date" or a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent, Merger Sub or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (ii) the Rights will expire immediately prior to the Effective Time. On or prior to the date hereof, no "Flip-In Event", "Distribution Date" or "Stock Acquisition Date" (as defined in the Rights Agreement) has occurred.

          (l) RELATED PARTY TRANSACTIONS. Except for those arrangements, agreements and contracts disclosed (or incorporated by reference) in the Company SEC Reports filed prior to the date hereof and except for the Company Plans, set forth on Section 3.1(l) of the Company Disclosure
     Schedule is a list of all written arrangements, agreements and contracts currently in effect entered into by the Company or any of its Subsidiaries with any Person who is an officer, director or affiliate of the Company, or any entity of which any of the foregoing is an affiliate, other than those arrangements, agreements and understandings which (i) are terminable by the Company upon no more than 30 days' prior notice without payment of any premium or penalty or (ii) would not, individually or in the aggregate, reasonably be expected to create or result in a liability to the Company in excess of $100,000.

          (m) LITIGATION. There are no claims, actions, suits, proceedings or investigations (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding specifically against the Company or any of its Subsidiaries, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, there has not been any investigation of the Company or any of its Subsidiaries conducted by any Governmental Entity during the two years prior to the date hereof which was concluded and resulted in a significant adverse effect on the ability of the Company and its Subsidiaries to conduct their respective businesses.

          (n) COMPLIANCE WITH LAWS; PERMITS. The businesses of the Company and its Subsidiaries are not being and have not during the past two years been, conducted in violation of any Law of any Governmental Entity, except for any violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, operating certificates, orders and approvals of all Governmental Entities (the "COMPANY PERMITS"), that are required for each of them to own, lease or operate their assets and to carry on their businesses as presently conducted, except where the failure to hold Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have not received any notice of any default under or violation of, any such Company Permit, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (o) TAXES.

               (i) The Company and each of its Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all income or franchise Tax Returns and all other material Tax Returns (as defined below) required to be filed by it (after giving effect to any extension properly granted by a Tax Authority (as defined below) having authority to do so) and has timely paid (or the Company has timely paid on its behalf), or adequately provided for on the Company's financial statements in accordance with U.S. GAAP, all income, franchise and other material Taxes (as defined below) due and owing except such Taxes that are being contested in good faith by appropriate proceedings and for which the Company or any of its Subsidiaries shall have set aside on its books adequate reserves. Each such Tax Return is complete and accurate in all material respects. The most recent financial statements of the Company filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements for which no Tax Return is yet due. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries and, to the knowledge of the Company, no such deficiencies otherwise have been proposed, asserted or assessed. No requests for waivers of the time to assess any federal income taxes or other material Taxes are pending and no extensions of time to assess any such Taxes are in effect. There are no material pending actions or proceedings by any Tax Authority for assessment or collection of any Tax. No claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by the jurisdiction and, to the knowledge of the Company, no such claim otherwise has been made, in both cases, where such claim, were it to be sustained, would result in a material Tax liability to the Company and/or any of its Subsidiaries. All Taxes required to be withheld, collected and paid over to any Tax Authority by the Company or any of its Subsidiaries have been timely withheld, collected and paid over to the proper Tax Authority. Since the most recent audited financial statements contained in thc Company SEC Reports, the Company has incurred no liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, determined without regard to the transactions contemplated under this Agreement and any actions taken by Parent on or after the Closing Date, and since December 31, 2000, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business, determined without regard to the transactions contemplated under this Agreement and any actions taken by Parent on or after the Closing Date. Determined without regard to the transactions contemplated under this Agreement and any actions taken by Parent on or after the Closing Date, no event has occurred, and no condition or circumstance exists, which presents a material risk and, since December 31, 2000, no event has occurred, and no condition or circumstance has arisen, which presents a risk that (i) any Tax described in the preceding sentence will be imposed upon the Company or any of its Subsidiaries in a material amount or (ii) the Company has not or will not qualify as a REIT for federal income tax purposes. Complete copies of all federal and all material state and local income or franchise Tax Returns that have been filed by the Company and each of its Subsidiaries for all taxable years beginning on or after January 1, 1996, all extensions filed with any Tax Authority that are currently in effect and all written communications with a Tax Authority relating thereto (including all examination reports relating thereto), have been made available to Parent and the representatives of Parent. Neither the Company nor any of its Subsidiaries holds any material asset (A) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Internal Revenue Service Notice 88-19 or Treas. Reg.ss.1.337-5T, or (B) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries is obligated, at the date hereof, to make any payment that would not be deductible pursuant to Section 162(m) of the Code prior to or at the Closing. Neither the Company nor any of its Subsidiaries is party to, nor has any liability under (including liability with respect to any predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes (other than any reimbursement agreement relating to payroll Taxes in respect of shared employees). As used in this Agreement, "TAX" or "TAXES" shall include all federal, state, local and foreign income, property, sales, use, occupancy, transfer, recording, withholding, franchise, employment, excise and other taxes, or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto and any liability in respect of Taxes as a transferee, successor, by contract or otherwise. As used in this Agreement, "TAX RETURN" or "TAX RETURNS" shall include all original and amended returns and reports (including elections, claims, declarations, disclosures, estimates, computations and information returns) required to be supplied to a Tax Authority in any jurisdiction. As used in this Agreement, "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

               (ii) The Company (x) for all taxable years commencing with the taxable year beginning June 1, 1994 through December 31, 2000 has been properly subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has qualified as a REIT for such years, (y) has operated since December 31, 2000, and will continue to operate to and including the Closing, in such a manner as to qualify as a REIT for its taxable year beginning January 1, 2001, determined as if such taxable year ended as of the Closing and (z) has not taken or omitted to take any action which action or omission would reasonably be expected to result in a challenge to its status as a REIT and no such challenge is pending or to the Company's knowledge threatened; PROVIDED, HOWEVER, that the Company shall not be deemed to be in breach of this representation by reason of its failure to make a distribution in excess of that permitted to be made pursuant to Section 4.1(b). Each of the Company's Subsidiaries which is a (x) partnership, joint venture or limited liability company (A) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as a separate entity, as the case may be, and has not been treated for federal income tax purposes as a corporation or an association taxable as a corporation and (B) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code, or (y) corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code, except as set forth on Section 3.1(o) of the Company Disclosure Schedule. The Company and FFCA Funding Corporation, a Delaware corporation ("FUNDING") have properly and timely elected, effective for the taxable year beginning on January 1, 2001, to treat Funding as a "taxable REIT subsidiary" for purposes of the Code. The Company has not elected and will not elect to pay Tax on any capital gain recognized on or after January 1, 2001.

               (iii) The representations set forth in this SECTION 3.1(O) that are qualified as to Material Adverse Effect on the Company shall be deemed to be untrue if the aggregate failures of any such representations to be true has a Material Adverse Effect on the Company.

     (p) EMPLOYEE BENEFITS; EMPLOYEES.

               (i) Section 3.1(p) of the Company Disclosure Schedule sets forth a list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored or maintained by the Company, any of its Subsidiaries, any of their affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 4.14(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE"), in which present or former employees of the Company or any of its Subsidiaries or ERISA Affiliates ("COMPANY EMPLOYEES") participate (collectively, the "COMPANY PLANS"). All Company Plans set forth on Section 3.1(p) of the Company Disclosure Schedule, if any, that would result in the payment to any Company Employee of any money or other property or accelerate or provide any other rights or benefits thereto as a result of the transactions contemplated by this Agreement, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G, are so indicated by an asterisk. The Company Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in all material respects in accordance with their terms and such Laws, except where the failure to so comply or be administered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Plan which is intended to be qualified within the meaning of
          Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification or the loss of the tax-exempt status for any trust maintained with respect to any such Company Plan.

               (ii) Except with respect to (A) the Company's Change of Control Severance Plan and (B) any liabilities which arise under any Company Plans which by their terms are required to be satisfied after the Effective Time, neither the Company nor Parent shall, at or after the Effective Time, have any liability with respect to any employment, change in control, "continuity" or severance agreement, plan, program or policy with or with respect to any Company Employee.

               (iii) No Company Plan is subject to Title IV of ERISA (including any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA)), and neither the Company nor any of its ERISA Affiliates has ever contributed or been obligated to contribute to any pension plan subject to Title IV of ERISA (including any multiemployer plan).

               (iv) No event or condition has occurred, to the knowledge of the Company, in connection with which the Company or any of its ERISA Affiliates would be subject to any liability, encumbrance or Lien with respect to any Company Plan under ERISA, the Code or any other applicable Law or under any agreement or arrangement pursuant to or under which the Company or any of its ERISA Affiliates are required to indemnify any person against such liability, where such liability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

               (v) True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available or delivered to Parent by Company, to the extent applicable: (A) any plans or agreements, all amendments thereto and related trust documents, and amendments thereto; (B) the most recent Form 5500 and all schedules thereto and the most recent actuarial report, if any;
          (C) the most recent IRS determination letter; and (D) any summary plan descriptions.

               (vi) With respect to any Company Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened in writing and (B) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

               (vii) None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and any such participation is at the expense of the participant or the participant's beneficiary.

               (viii) None of the Company Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, nor has the Company or any of its Subsidiaries recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any such employees. To the knowledge of the Company, there is no union organization activity involving any of the Company Employees, pending or threatened in writing, nor has there been any union representation involving such employees within the past two years. To the Company's knowledge, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, threatened in writing, by or before any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act ("WARN") and any similar state or local "mass layoff' or "plant closing" law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except where the failure to be so in compliance would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its Subsidiaries in the 90 day period immediately prior to the date hereof.

          (q) ENVIRONMENTAL MATTERS.

               (i) Other than exceptions to any of the following that would not result in the Company and its Subsidiaries incurring Environmental Liabilities (as hereinafter defined) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse

          Effect on the Company (including, for avoidance of doubt, after giving effect to any environmental insurance policies for which the Company or any of its Subsidiaries is a named insured): (A) the Company and its Subsidiaries and, to the knowledge of the Company, all Owned Real Property or any real property on which the Company or its Subsidiaries have a mortgage, are in compliance with applicable Environmental Laws (as hereinafter defined); (B) there are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, with respect to any Owned Real Property or any real property on which the Company or its Subsidiaries has a mortgage; and (C) there are no facts, circumstances or conditions associated with the Company or its Subsidiaries or any Owned Real Property, Leased Real Property or real property over which the Company or its Subsidiaries exercise day-to-day control or, to the knowledge of the Company, any real property on which the Company or any of its Subsidiaries has a mortgage, that, individually or in the aggregate, would reasonably be expected to result in the assertion of an Environmental Claim against the Company or its Subsidiaries or otherwise result in the Company or its Subsidiaries incurring any Environmental Liability.

               (ii) Neither the Company nor any of its Subsidiaries is a party to any order or, to the knowledge of the Company, any written agreement pursuant to which any of them is obligated under any applicable Environmental Law to remediate any condition relating to any Hazardous Materials.

               (iii) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this SECTION 3.1(Q) are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

               (iv) For purposes of this Agreement, the terms below shall be defined as follows:

               "ENVIRONMENTAL CLAIMS" refers to any complaint, summons, written allegation, citation, notice, directive, order, claim, litigation, judicial or administrative proceeding, judgment, or letter made or filed by, or from, any Governmental Entity or Person involving known or alleged violations of Environmental Laws, or Releases or threatened Releases of Hazardous Materials.

               "ENVIRONMENTAL LAW" means any and all federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety (as such health and safety relates to the environment or natural resources or conditions affecting either the environment or natural resources) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 ET SEQ., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901 ET SEQ., the Clean Water Act, 33 U.S.C.ss.1251 ET SEQ., the Clean Air Act, 33 U.S.C.ss.2601 ET SEQ., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.136 ET SEQ., the Oil Pollution Act of 1990, 33 U.S.Css.2701 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C.ss.651 ET SEQ. (to the extent it regulates occupational exposure to Hazardous Materials) as such laws have been amended or supplemented, and the statutes, regulations, rules, ordinances or other legal requirements, and all analogous federal, state or local statutes imposing liability in connection with, or establishing standards for, or requirements for conduct in connection with, the protection of any of the environment, natural resources or public or employee health and safety (as such health and safety relates to the environment or natural resources or conditions affecting either the environment or natural resources).

               "ENVIRONMENTAL LIABILITIES" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, reasonable costs and expenses (including out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest relating to any Environmental Claim.

               "HAZARDOUS MATERIALS" means any substance, chemical, material or waste defined, characterized, classified as or otherwise included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "regulated substances," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "contaminants," "pollutants," "medical waste," "infectious waste," "solid waste," "special waste," or words of similar meaning or import under any applicable Environmental Law. Without limiting the generality of the foregoing, the term "Hazardous Materials" shall include (a) any petroleum or petroleum byproducts, gasoline, oil, flammable substances, explosive or radioactive materials; (b) methyl tertiary butyl ether; (c) asbestos in any form; (d) urea formaldehyde foam insulation; (e) transformers or other equipment which contain polychlorinated biphenyls; and (f) radon gas.

               "RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandoning or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment, which could reasonably be expected to result in liability of the Company or any of its Subsidiaries.

          (r) PROPERTIES. Except for any exceptions to the following as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries has good and valid fee simple title to the real property owned by it (the "OWNED REAL Property"), free and clear of all Liens other than Permitted Liens (as defined in SECTION 8.11(G)); (ii) each of the Company and its Subsidiaries has valid leasehold interests in the real property leased (as landlord or as tenant) by or from it (the "LEASED REAL PROPERTY", and together with the Owned Real Property, the "REAL PROPERTY"), free and clear of all Liens other than Permitted Liens; (iii) all leases pursuant to which the Company or any of its Subsidiaries leases (as landlord or as tenant) any Real Property are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant; and (iv) the Company and its Subsidiaries have not received any notice of any default either on the part of the Company or any of its Subsidiaries under any such lease and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries under any of such leases. Funding, a wholly owned Subsidiary of the Company, has good and valid fee simple title to the Company's headquarters location at 17207 North Perimeter Drive, Scottsdale, Arizona, and the Company has good and valid fee simple title to the 3.6 acres of real property described on Section 3.1(r) of the Company Disclosure Schedule, in each case, free and clear of all Liens other than Permitted Liens.

          (s) CONTRACTS. From the last day to which the Company's most recently filed Form 10-K or Form 10-Q relates, whichever is later, to the date hereof, neither the Company nor any of its Subsidiaries has entered into any contract, agreement or other document or instrument (i) (other than this Agreement) that is required to be filed with the SEC that has not been so filed or any material amendment or modification to, or waiver under, any such contract, (ii) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, or (iii) related to voting or governing how any shares of Company Common Stock shall be voted (the documents referred to in clauses (i) through (iii), together with all contracts, agreements or other documents or instruments listed in Item 14 of the Company's Annual Report on Form 10-K most recently filed with the SEC which are in effect on the date hereof or listed on Section 3.1(s) of the Company Disclosure Schedule, are collectively referred to as the "MATERIAL CONTRACTS"). The Company and its Subsidiaries have not received any notice of any default under any Material Contract either by the Company or any of its Subsidiaries which is a party thereto or by any other party thereto which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default by the Company or such Subsidiary or any other party thereto. Neither the Company nor any of its Subsidiaries is subject to or bound by any exclusive dealing arrangement, or other contract or arrangement, containing covenants which materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any material restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may required by Law or any applicable Governmental Entity). The aggregate amounts payable to the Executives pursuant to Sections 7(a)(i)(A), 7(a)(i)(C)(ii) and 9 of the Employment Agreements between the Company and each of the Executives shall not exceed $23 million. The aggregate amounts payable to other employees of the Company or its Subsidiaries pursuant to Sections 4(a), 4(b)(i), 4(b)(iii) and 6 of the Continuity Agreements between the Company and any such employee and the aggregate amounts payable pursuant to the Change of Control Severance Plan for Certain Covered Executives of the Company would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (t) DISPOSITION PROPERTIES. To the Company's knowledge, ANNEX A hereto sets forth a true and complete list of each parcel of Owned Real Property or real property over which the Company exercises day-to-day control on which an underground storage tank containing, or intended for the storage of, gasoline is located.

          (u) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, based upon arrangements made by or on behalf of the Company and previously disclosed to Parent.

          (v) INSURANCE. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Set forth on Section 3.1(v) of the Company Disclosure Schedule is a list of all insurance policies acquired or maintained by the Company or its Subsidiaries specifically with respect to any potential Environmental Claims or Environmental Liabilities (the "ENVIRONMENTAL POLICIES"). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) all of the insurance policies, binders or bonds acquired or maintained by the Company or its Subsidiaries, other than the Environmental Policies, (the "POLICIES") are in full force and effect and neither the Company nor any of its Subsidiaries is in default thereunder and (ii) all claims under the Policies have been filed in due and timely fashion. All of the Environmental Policies are in full force and effect and neither the Company nor any of its Subsidiaries are in default thereunder and all claims under the Environmental Policies have been filed in due and timely fashion, except for any lack of such effectiveness, default or untimely claim that is not, individually or in the aggregate, reasonably likely to result in the incurrence of a liability or loss on the part of the Company or any of its Subsidiaries in excess of $500,000.

          (w) INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the
     Company: (i) the Company and its Subsidiaries own or have the right to use, and following the Closing will continue to own or have the right to use all significant proprietary systems and databases used by the Company and its Subsidiaries to conduct their businesses as currently conducted which are not generally commercially available ("SYSTEMS") without the necessity of obtaining a consent or payment of any additional, material license fees or other material payments; (ii) neither the Company nor any of its Subsidiaries has granted any unaffiliated third party access to or the right to use or access such Systems; (iii) to the Company's knowledge, no unaffiliated third party has obtained access to or copies of the Systems by, through or from the Company or any of its Subsidiaries; (iv) the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or any Subsidiary of the Company of any Systems (as such Systems are currently used or otherwise exploited by the Company) does not (A) infringe on any valid and subsisting patent, trademark, copyright or other right of any other Person, (B) constitute a misuse or misappropriation of any valid rights in any trade secret, know-how, process or proprietary information of any other Person, or (C) entitle any other Person to any interest therein, or right to compensation from the Company or any Subsidiary of the Company, by reason thereof (it being understood and agreed that insofar as each of the foregoing representations and warranties relate to any System that is licensed to the Company or any Subsidiary of the Company by any third party, such representations and warranties are made to the Company's knowledge); and
     (v) neither the Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by clause (iv) above, or has knowledge of any facts or circumstances that would reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation.

          (x) DATA TAPE. The Company has furnished or made available to Parent a data tape which provides certain information with respect to loans and leases of the Company and its Subsidiaries (the "DATA TAPE"). To the knowledge of the Company, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Data Tape was prepared in good faith by the Company in accordance with the books and records of the Company and its Subsidiaries and in a manner not to have intentionally contained incorrect information.

          (y) CANADIAN ASSETS. Neither the Company nor any of its affiliates carries on a business in Canada that has (i) a place of business in Canada,
     (ii) an individual or individuals in Canada who are employed or self-employed in connection with such business, or (iii) assets in Canada used in carrying on such business (without regard to any mortgage loans made by the Company secured by real property located in Canada). Neither the Company nor any of its affiliates carries on a business undertaking in Canada to which employees employed in connection with such undertaking ordinarily report to work.

     3.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Parent and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the charter and by-laws of Merger Sub which were previously furnished to the Company are true, complete and correct copies of such documents and have not been amended or otherwise modified.

          (b) AUTHORITY; NO CONFLICTS.

               (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in a Violation of: (A) any provision of the charter or by-laws of Parent or Merger Sub, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Law applicable to Parent or its Subsidiaries or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person or any Governmental Entity is required by or with respect to Parent or Merger Sub as a result of the execution and delivery of this Agreement by each of Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (c) BOARD APPROVAL. The Board of Directors of each of Parent and Merger Sub, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) declared that this Agreement and the Merger and the other transactions contemplated hereby are advisable and in the best interests of it and its stockholders and (ii) approved this Agreement and the Merger.

          (d) VOTE REQUIRED. On or prior to the date hereof, GE Capital Franchise Finance Corporation has duly executed and delivered a written consent as the only stockholder of Merger Sub, approving the Merger. Other than those consents or approvals given or made on or as of the date hereof, no other vote of holders of any shares of any class or series of the capital stock of Merger Sub or Parent is necessary to approve the Merger and the other transactions contemplated hereby and the consent executed in connection with this SECTION 3.2(D) will not be amended, modified or withdrawn prior to Closing.

          (e) INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in SECTION 5.1(A)), on the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

               (ii) Notwithstanding the foregoing provisions of this SECTION 3.2(E), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent or Merger Sub will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Stockholders Meeting shall be deemed to have been supplied by the Company.

          (f) FINANCING. Parent has and will at the Effective Time have, and will make available to Merger Sub and the Surviving Corporation, sufficient funds available to satisfy the obligations to pay all Merger Consideration and other amounts contemplated in ARTICLE I hereof.

          (g) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Goldman, Sachs & Co., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm based upon arrangements made by or on behalf of Parent.

          (h) INTEREST IN COMPANY. Parent and Merger Sub are not, nor at any time during the last five years has any of them been, an "interested stockholder" of the Company as defined in Section 3-601 of the MGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

          (i) BAF BUSINESS. Other than the BAF Business, there is no other line of business or operation conducted by General Electric Company and its controlled affiliates whose primary business consists of providing loan or lease financing advances to borrowers or lessees for the purpose of financing such Persons' acquisition and/or operation of one or more individual locations as franchisees of restaurant concepts or retail businesses.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as contemplated or permitted by this Agreement, as otherwise indicated on Section 4.1 of the Company Disclosure Schedule, as required by Law or by the rules and regulations of a Governmental Entity or the NYSE, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) ORDINARY COURSE.

               (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time, and shall pay, discharge or satisfy claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), only in the usual, regular and ordinary course of business; PROVIDED, HOWEVER, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this SECTION 4.1 shall be deemed a breach of this SECTION 4.1(A)(I) unless such action would constitute a breach of one or more of such other provisions.

               (ii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business.

               (iii) The Company shall take all action necessary to continue to qualify as a REIT; PROVIDED, HOWEVER, that the Company shall not be deemed to be in breach of this SECTION 4.1(A)(III) by reason of its failure to make a distribution in excess of that permitted to be made pursuant to SECTION 4.1(B).

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for regular quarterly dividends by the Company in an amount not in excess of $0.56 per share for each such dividend (including a pro rated dividend for the portion of the quarterly dividend period ending the day prior to the Effective Time), and except for dividends by Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except pursuant to the Rights Agreement or for the purchase from time to time by the Company of Company Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the Company Plans.

          (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or any stock appreciation, phantom stock or similar rights with respect to the Company or its Subsidiaries, or enter into any agreement or commitment with respect to any of the foregoing, other than (i) the issuance of Company Common Stock (and the associated Rights) upon the exercise of Options outstanding as of the date hereof and Warrants in accordance with their terms, (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to the Company or another wholly owned Subsidiary of the Company, (iii) issuances in accordance with the Rights Agreement, (iv) deliveries of Company Common Stock (and the associated Rights) pursuant to the Company's Dividend Reinvestment Plan, or
     (v) the deliveries of Company Common Stock (and the associated Rights) pursuant to the 1997 Employee Stock Purchase Plan.

          (d) GOVERNING DOCUMENTS. The Company and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, their respective charter, articles or certificates of incorporation, by-laws or other governing documents.

          (e) NO ACQUISITIONS. Other than pursuant to the agreements and contracts set forth on Section 4.1(e) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than the acquisition of real property and other assets in the ordinary course); PROVIDED, HOWEVER, that so long as the Company delivers prompt notice thereof to Parent, the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (ii) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement; and PROVIDED, FURTHER, that notwithstanding the foregoing, neither the Company nor any of its Subsidiaries (other than FFCA Capital Holding Corporation or a special purpose business trust or other special purpose entity created in connection with a securitization or warehouse transaction) shall knowingly, after reasonable investigation, acquire or operate, or agree to acquire or operate, any real property (whether in fee or pursuant to a lease) on which an underground storage tank containing or intended for the storage of, gasoline is located (it being agreed that FFCA Capital Holding Corporation (or a special purpose business trust or other special purpose entity created in connection with a securitization or warehouse transaction) may and the Company may permit FFCA Capital Holding Corporation (or a special purpose business trust or other special purpose entity created in connection with a securitization or warehouse transaction) to, foreclose upon or acquire any real property in the ordinary course of its business, consistent with past practices).

          (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) in the ordinary course of business (including in connection with (A) permanent securitizations, temporary warehousing facilities in contemplation thereof, and any similar financing activities and (B) the administration of properties acquired by the Company or its Subsidiaries in foreclosures, workouts or settlements), (iii) whole Loan sales or sales of Loans in the secondary market or (iv) pursuant to SECTION 5.2 hereof, the Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

          (g) INVESTMENTS; INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to (i) other than in connection with actions permitted by SECTION 4.1(E), make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by the Company or a Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (B) in the ordinary course of business (including in connection with any financing transactions of the type or similar to those previously engaged in by the Company and its Subsidiaries, in amounts consistent therewith, taking into account any growth in the business of the Company and its Subsidiaries) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except (A) pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement, in each case, as such credit facilities, indentures, and other arrangements may be amended, extended, modified, refunded, renewed or refinanced in the ordinary course of the Company's business, consistent with its past practices after the date of this Agreement so long as the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not materially less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement, (B) in the ordinary course of business (including in connection with any financing transactions of the type or similar to those previously engaged in by the Company and its Subsidiaries, in amounts consistent therewith, taking into account any growth in the business of the Company and its Subsidiaries) or (C) intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries.

          (h) ACCOUNTING METHODS; INCOME TAX ELECTIONS. The Company shall not
     (i) materially change its methods of accounting or accounting principles or practices used by it, except as required by changes in U.S. GAAP as concurred in by the Company's independent accountants, or (ii) change its fiscal year, or (iii) make or revoke any material express or deemed election relating to Taxes, or (iv) settle or compromise any Tax liability material to the Company and its Subsidiaries taken as a whole, or (v) change (or make a request to any Tax Authority to change) any material aspect of its method of accounting for Tax purposes. The Company shall, and shall cause each of its Subsidiaries to, duly and timely file all material Tax Returns and other documents required to be filed with federal, state, local and other Tax Authorities, subject to timely extensions permitted by law; PROVIDED, HOWEVER, that the Company promptly notifies Parent that it is availing itself of such extensions; and PROVIDED, FURTHER that such extensions do not adversely affect the Company's status as a REIT under the Code.

          (i) COMPENSATION. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or adopt any employment, change in control, "continuity," severance or other similar plan, program, policy or agreement with or with respect to any Company Employee. Except in the ordinary course of business consistent with past practice or as required by Law or an existing agreement, the Company shall not, and shall not permit any of its Subsidiaries to: (i) except pursuant to SECTION 5.6(F), enter into, adopt or amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Plan as in effect as of the date hereof; (iii) except as otherwise provided in SECTION 5.6(D), pay any bonuses or annual incentive awards with respect to fiscal 2000 or the interim period of fiscal 2001 ending on the Closing Date in excess of $100,000 in the aggregate; (iv) make any contribution, other than regularly scheduled contributions, to any Company Plan; or (v) make a commitment or agree to do any of the foregoing.

          (j) FUNDAMENTAL TRANSACTIONS. The Company shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries.

          (k) MATERIAL CONTRACTS. Except in connection with an action otherwise specifically permitted pursuant to this SECTION 4.1, neither the Company nor any of its Subsidiaries shall enter into, renew or modify any agreement which, if in effect on the date hereof, would have been a Material Contract, other than any such agreement which may be terminated upon no more than 60 days notice without payment of any premium or penalty.

          (l) SETTLEMENTS AND COMPROMISES. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any suit, action or claim pending or threatened against any of them relating to any potential or actual liability of the Company or its Subsidiaries under Environmental Law that is not otherwise covered by environmental insurance which, individually or together with all other such settlements and compromises, is in excess of $500,000.

          (m) COMMITMENTS. The Company shall not and shall not permit any of its Subsidiaries to enter into an agreement, contract, commitment or arrangement to take any of the actions prohibited by the foregoing provisions of this SECTION 4.1.

     4.2 NO CONTROL OF COMPANY BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

          (a) As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT"). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a reasonable number of copies of all such filings made with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. Each of Parent and the Company shall use all reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof.

          (b) Subject to SECTIONS 5.5 and 7.1(F), (i) the Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (the "COMPANY STOCKHOLDERS MEETING") and (ii) the Company shall take all lawful action to solicit the approval of the Merger and the transactions contemplated hereby, including the amendment to the Company's charter contemplated hereby, by the Required Company Vote unless the Board of Directors of the Company, after consultation with its outside counsel, determines in good faith that such action would be inconsistent with applicable law. Without limiting the generality of the foregoing but subject to its rights pursuant to SECTION 7.1(F), the Company agrees that its obligations pursuant to the preceding provisions of this SECTION 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     5.2 DISPOSITION. The Company shall use its reasonable best efforts to effect the Disposition prior to the Effective Time for the consideration and on the terms and conditions set forth on Section 5.2 of the Company Disclosure Schedule. Parent agrees to use its reasonable best efforts to cooperate and assist the Company to effect the Disposition as promptly as practicable after the date hereof, and shall take all actions that are designated to be taken by Parent or its Subsidiaries set forth on Section 5.2 of the Company Disclosure Schedule. From time to time during the period commencing on the date hereof and ending immediately prior to the Effective Time, each of the Company and Parent may supplement ANNEX A to include additional Owned Real Property on which an underground storage tank containing, or intended for the storage of, gasoline is located by delivery of written notice pursuant to SECTION 8.2 hereof.

     5.3 ACCESS TO INFORMATION.

          (a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to), subject to any limitations in loan, lease or other documentation, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, officers, employees, commitments and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent (i) a copy of
     (A) each material report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (B) each compliance certificate delivered by it pursuant to any of the facilities listed in
     Section 5.3(a) of the Company Disclosure Schedule, and (ii) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; PROVIDED, HOWEVER, that Company may restrict the foregoing access to the extent that any Law of any Governmental Entity (which, for purposes of this SECTION 5.3 shall include any foreign governmental entities) applicable to the Company or any existing agreement requires the Company or its Subsidiaries to restrict access to any properties or information.

          (b) Parent and its representatives will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter dated April 8, 1999 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

          (c) Any investigation by Parent shall not affect the representations and warranties of the Company.

     5.4 REASONABLE BEST EFFORTS.

          (a) Subject to the terms and conditions of this Agreement, each party will (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and otherwise to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including with respect to obtaining the opinion referred to in SECTION 6.2(C) hereof, and all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable in order to consummate the transactions contemplated by this Agreement and (ii) keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

          (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within five (5) Business Days of the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this SECTION 5.4 shall require the Company, Merger Sub, Parent or any of their respective Subsidiaries to sell, hold separate or otherwise dispose of or conduct their respective businesses in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of either the Company and its Subsidiaries, taken as a whole or the BAF Business (as defined below) (it being understood that (i) any obligation of Parent or any of its Subsidiaries to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, is strictly limited to the assets, properties and operations of (A) the franchise finance business conducted by Parent under the name of "Business Asset Funding" (the "BAF BUSINESS") and (B) in addition to the obligations under clause (i)(A) above, after the Effective Time, the Company and its Subsidiaries, (ii) in no event shall Parent or any of its Subsidiaries have any obligation to sell, hold separate or otherwise dispose of or conduct any of its businesses in a specified manner other than the BAF Business and, after the Effective Time, that of the Company and its Subsidiaries and (iii) in the case of any such action required of Parent or Merger Sub or their respective Subsidiaries, the determination of such a material adverse effect will be measured instead against aggregate business, financial condition or results of operations of the BAF Business that would be equivalent economically to the aggregate assets and businesses of the Company and its Subsidiaries, taken as a whole).

          (c) Each of Parent and the Company shall, in connection with the efforts referenced in SECTION 5.4(B) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity (including any foreign governmental entity) and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity (including any foreign governmental entity) or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity (including any foreign governmental entity) or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (d) In furtherance and not in limitation of the covenants of the parties contained in this SECTION 5.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this SECTION 5.4 shall limit a party's right to terminate this Agreement pursuant to SECTION 7.1(B) or 7.1(C).

     5.5 ACQUISITION PROPOSALS. The Company agrees that after the date hereof neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its material Subsidiaries, or any purchase or sale of all or 20% or more of the equity securities of it or any of its material Subsidiaries or of the assets of it and its Subsidiaries taken as a whole (any such proposal or offer, other than a proposal or offer made by Parent or an affiliate thereof, being hereinafter referred to as an "ACQUISITION PROPOSAL"); PROVIDED, HOWEVER, that the Company may take any of the foregoing actions to the extent such actions are in connection with any transaction permitted under SECTION 4.1(E) or 4.1(F). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and its Board of Directors, including all of the aforementioned Persons, shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, and (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, (I) furnish information to, request information from, and engage in discussions or negotiations with the Person making such Acquisition Proposal and (II) recommend such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, if and only to the extent that, in any such case as is referred to in clause (B), (i) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal (x) in the case of clause (I) above could reasonably be expected to constitute or result in a Superior Proposal or (y) in the case of clause (II) above constitutes a Superior Proposal (after giving effect to any concessions which are offered by Parent, if any, following delivery of notice to Parent required pursuant to SECTION 7.1(F)), and (ii) prior to providing any information to any Person in connection with an Acquisition Proposal by any such

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
Person, the Company receives from such Person an executed confidentiality agreement and standstill agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement. The Company agrees that it will keep Parent informed as promptly as practicable (but in any case by the end of the next Business Day) of the status and material terms of any such proposals or offers, including any material revisions thereof, and any material developments in the status of any such material discussions or negotiations, including the identity of any Person making an Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

     5.6 EMPLOYEE BENEFITS MATTERS.

          (a) Effective immediately prior to the Effective Time, the Company shall and shall cause its Subsidiaries to terminate any Company Plans which are tax-qualified 401(k) plans, and any Company Employees who are employed by the Surviving Corporation shall be allowed to roll over their accounts under such plan to a 401(k) plan offered by Parent or one of its affiliates following the Effective Time.

          (b) Except with respect to the Executives:

               (i) for at least 18 months after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide the Company Employees with base salaries that are at least equal to the respective base salaries of such Company Employees immediately prior to the Effective Time; and

               (ii) for the period commencing on the Effective Time and ending on December 31, 2002, Parent shall, or shall cause the Surviving Corporation to, provide Company Employees with (A) bonus opportunities (limited, for purposes of this SECTION 5.6(B)(II)(A), solely to the cash component thereof) that are the same as, or substantially equivalent to, those provided to such Company Employees immediately prior to the Effective Time, and (B) benefits (other than those described in SECTIONS 5.6(B)(I) and 5.6(B)(II)(A) above) that are the same as, or substantially equivalent to, those provided to similarly situated employees of Parent.

               Nothing contained in SECTION 5.6(B)(I) or 5.6(B)(II) shall prevent Parent from causing the Company Employees to be provided with benefits under Benefit Plans maintained by Parent or any of its affiliates which comply with the foregoing provisions.

          (c) Parent will, or will cause the Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any Benefit Plan in which such employees may be eligible to participate after the Effective Time; (ii) provide each

     Company Employee with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plans in which such employees are eligible to participate after the Effective Time; and (iii) provide each Company Employee with credit for all purposes (other than for the purpose of benefit accruals under any qualified or nonqualified defined benefit pension plan) for all service with the Company and its affiliates (to the extent such service was credited under the applicable Company Plans) under each Benefit Plan of the Parent or its affiliates in which such employees become eligible to participate after the Effective Time.

          (d) In lieu of the annual bonus otherwise payable in respect of the portion of the calendar year ending prior to the Effective Time to Company Employees who are eligible, immediately prior to the Effective Time, to receive such bonus, Parent shall, or shall cause the Surviving Corporation to, pay in the aggregate for the benefit of all such Company Employees, an amount for such calendar year set forth on Section 5.6(d) of the Company Disclosure Schedule (the "2001 BONUS AMOUNT") prorated on a daily basis from January 1 of the calendar year in which the Effective Time occurs through the Effective Time. The allocation of the 2001 Bonus Amount shall be made (i) in the case of the Executives, based on the recommendation of the Compensation Committee and approved by the Board of Directors of the Company, and (ii) in the case of any other Company Employee, based on the recommendation of the Executives and approved by the Compensation Committee and the Board of Directors of the Company. The payment of the 2001 Bonus Amount shall be made as soon as practicable after the Effective Time, but in no event later than 60 days after the Effective Time.

          (e) Immediately prior to the Effective Time, the Option Period (as defined in the Company's 1997 Employee Stock Purchase Plan (the "ESPP")), shall be terminated in accordance with the terms of SECTION 1.9(C) hereof, and Parent shall, or shall cause the Surviving Corporation to, pay to all participants in the ESPP the per share Merger Consideration in respect of the shares of Company Common Stock (including fractional shares, in accordance with the terms of the ESPP) that such participants would otherwise have been eligible to receive at such time. The Company shall take all such actions as may be necessary to effect the foregoing.

          (f) The Company shall terminate each of the Company Employees set forth on Section 5.6(f) of the Company Disclosure Schedule prior to the Effective Time and the Company shall have performed all obligations to such Company Employees under all applicable Company Plans, except for those obligations which by their terms are to be performed after the Effective Time.

     5.7 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the

Company or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the preparation, negotiation, authorization, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Required Company Vote and all other matters related to the transactions contemplated hereby.

     5.8 DIRECTORS' AND OFFICERS' INDEMNITY.

          (a) Parent agrees that from and after the Effective Time it will or will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and other persons entitled to indemnification under the charter and by-laws or similar organizational documents of the Company or any of its Subsidiaries as in effect on the date hereof ("COVERED PERSONS") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable Law; PROVIDED, HOWEVER, that if required under applicable Law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Each Covered Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and the Surviving Corporation within ten (10) Business Days of receipt from the Covered Party of a request therefor; PROVIDED, HOWEVER, that any person to whom expenses are advanced provides an undertaking, to the extent required by the MGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b) Parent shall cause the Surviving Corporation and all other Subsidiaries of the Company to maintain for a period of at least six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts provided by reputable and financially sound insurance companies containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; PROVIDED,

     HOWEVER, that in no event shall the Surviving Corporation be required to pay premiums therefor in any one year in an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing for purposes of this SECTION 5.8, which policies provide such directors and officers with coverage for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained by the Company prior to the Closing, Parent shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder.

          (c) If Parent, the Surviving Corporation, any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation, such Subsidiary or such successor or assign assume the obligations set forth in this SECTION 5.8.

          (d) This SECTION 5.8 is intended to benefit and shall be enforceable by the Covered Persons and their respective heirs, executors and personal representatives and shall be binding on and enforceable against Parent, Merger Sub and the Surviving Corporation and their successors and assigns.

     5.9 SALE OF SECURITIZATION INTERESTS. Immediately prior to the Effective Time, Parent shall cause Galahad, which shall be a REIT eligible under the terms of the securitizations of the Company set forth on Section 5.9 of the Company Disclosure Schedule to own all of the capital stock of FRIC and the Securitization Interests, to purchase, and the Company shall sell or cause to be sold, all of the Securitization Interests for the consideration set forth on
Section 5.9 of the Company Disclosure Schedule; PROVIDED, HOWEVER, that in no event shall such purchase and sale (i) reduce, alter or otherwise change the Merger Consideration to be paid to the Company's stockholders pursuant to
SECTION 1.8 or (ii) impede or delay the Closing of the Merger. The sale of the Securitization Interests shall, at Parent's election (to be made at least 5 business days prior to Closing), be in the form of a transfer of all of the capital stock of FRIC and/or an assignment and transfer of the Securitization Interests. Each of the Company and Parent shall take (or shall cause to be taken) all actions and shall execute (or shall cause to be executed) all documents as are reasonably necessary to effect the transactions contemplated by this SECTION 5.9.

     5.10 PUBLIC ANNOUNCEMENTS. The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company shall have obtained the Required Company Vote approving the Merger and the other transactions contemplated hereby, including the amendment to the Company's charter contemplated hereby.

          (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality and Material Adverse Effect shall have been true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date); PROVIDED, HOWEVER, that if the foregoing provisions of this paragraph (a) shall not be satisfied, such provisions shall nevertheless be deemed to be satisfied so long as all failures of such representations and warranties to be so true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on the Company; and PROVIDED, FURTHER that notwithstanding anything to the contrary set forth hereinabove, the provisions of this paragraph (a) shall not be satisfied if the representations and warranties of the Company set forth in SECTION 3.1(T) shall not be true and correct in all respects as of the Closing Date (after giving effect to any additions to ANNEX A hereto as permitted pursuant to SECTION 5.2 hereof); and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company certifying to the satisfaction of the conditions set forth in this SECTION 6.2(A).

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c) REIT AND SUBSIDIARY STATUS OPINION. Parent shall have received an opinion of Kutak Rock LLP, or other counsel to the Company reasonably acceptable to Parent, dated as of the Effective Time, substantially in the form of EXHIBIT 6.2(C) and with no substantive change in the legal conclusions, legal analysis or qualifications or limitations set forth in
     EXHIBIT 6.2(C). Such opinion may be based on the certificate substantially in the form attached as EXHIBIT 6.2(C), PROVIDED, HOWEVER, that there are no substantive changes in the statements or representations set forth in such Exhibit and no assumptions or representations are added that are not set forth in such Exhibit.

          (d) [Intentionally Omitted].

          (e) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement through and including the time immediately prior to the Effective Time, there shall not have been any changes, circumstances or effects which, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect on the Company.

          (f) NO GOVERNMENTAL SUITS. There shall not be pending or threatened (as evidenced by a writing), any suit, action or proceeding by a federal, state or foreign governmental entity (other than a suit, action or proceeding based on facts solely relating to Parent or Merger Sub or any of their respective Subsidiaries) which would reasonably be expected to (i) restrain, prohibit or declare illegal the consummation of the Merger, (ii) in connection with the Merger, prohibit or impose any material limitations on Parent's or Merger Sub's ownership or operation (or that of any of their respective affiliates) of all or a material portion of the Company's businesses or assets after giving effect to the Merger, or (iii) in connection with the Merger, compel Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate (A) any material portion of the business or assets of the BAF Business or (B) any portion of the business or assets of the Company or any of its Subsidiaries (after giving effect to the Merger), if such disposition or holding separate would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

          (g) NO ADVERSE CHANGES IN TAX LAWS. No "change of law" shall have occurred after the date hereof and be continuing as a result of which it would reasonably be expected (after taking into account, in the case of prospective changes of law, the likelihood of such change of law occurring) that at the Effective Time there would be a material risk that the Company would not qualify at or prior to the Effective Time as a REIT. For this purpose, the term "change in law" shall mean any amendment to or change (including any announced prospective change having a proposed effective date at or prior to the Effective Time) in the federal tax laws of the United States or any provision of the federal securities laws of the United States containing a definition which is applied for purposes of interpreting the federal tax laws, including any statute, regulation or proposed regulation or any official administrative pronouncement (consisting of the issuance or revocation of any revenue ruling, revenue procedure or notice, private letter ruling, technical advice memorandum, no action letter, exemptive application or other administrative guidance or official pronouncement) or any judicial decision interpreting such federal tax laws or federal securities laws (whether or not such pronouncement or decision is issued to, or in connection with, a proceeding involving the Company or a Subsidiary of the Company or is subject to review or appeal).

          (h) NO ADVERSE CHANGES IN EQUITY MARKETS. There shall have not occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities in the New York Stock Exchange for a period in excess of three hours (excluding suspensions in limitations resulting solely from physical damage or interference with such exchanges not related to market conditions) or (ii) any decline in the New York Stock Exchange composite index by an amount in excess of 25% measured from the close of business on the date of this Agreement.

          (i) CLOSING OF THE DISPOSITION. The Company shall have consummated the Disposition in a manner and for consideration consistent with SECTION 5.2 hereof.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

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
          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality and Material Adverse Effect shall have been true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date); PROVIDED, HOWEVER, that if the foregoing provisions of this paragraph (a) shall not be satisfied, such provisions shall nevertheless be deemed to be satisfied so long as all failures of such representations and warranties to be so true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Parent, and the Company shall have received a certificate of a duly authorized representative of Parent certifying to the satisfaction of the conditions set forth in this SECTION 6.3(A).

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of a duly authorized representative of Parent to such effect.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties whether before or after receipt of the Required Company Vote or approval of the Merger by the stockholder(s) of Merger Sub:

          (a) By mutual written consent of Parent and the Company;

          (b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2001 (the "TERMINATION DATE");

          (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By either the Company or Parent if the Required Company Vote shall not have been obtained at a duly held meeting of stockholders of the Company, called for the purpose of approving the Merger, including any adjournment or postponement thereof;

          (e) By Parent if the Board of Directors of the Company, (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (ii) shall approve or recommend a Superior Proposal;

          (f) By the Company, upon two (2) Business Days' prior notice to Parent, if the Board of Directors of the Company shall determine to approve or recommend a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company shall have complied in all material respects with SECTION 5.5, and (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to any concessions which are offered by Parent during such two (2) Business Day period, after consulting with its financial advisors and outside counsel, that such proposal is a Superior Proposal; and PROVIDED, FURTHER, that it shall be a condition to termination by the Company pursuant to this SECTION 7.1(F) that the Company shall have made the payment of the Termination Fee to Parent required by SECTION 7.2(B);

          (g) By Parent, if any of the conditions set forth in SECTION 6.1 or
     6.2 shall become impossible to fulfill (other than as a result of any breach by Parent of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

          (h) By the Company, if any of the conditions set forth in SECTION 6.1 or 6.3 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement.

     7.2 EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either the Company or Parent as provided in SECTION 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors under this Agreement or any other agreement or understanding among the parties with respect to the subject matter hereof except with respect to
     SECTION 3.1(U), SECTION 3.2(G), SECTION 5.3(B), SECTION 5.7, SECTION 7.2 and ARTICLE VIII of this Agreement; PROVIDED, HOWEVER, that the termination of this Agreement shall not relieve any party from any liability for any material breach of any obligation under this Agreement occurring prior to termination.

          (b) If (i) Company shall terminate this Agreement pursuant to SECTION 7.1(F), (ii) Parent shall terminate this Agreement pursuant to SECTION 7.1(E) (or the Company or Parent shall terminate this Agreement pursuant to

     SECTION 7.1(D) at any time that Parent shall be entitled to terminate this Agreement pursuant to SECTION 7.L(E)), or (iii) (x) the Company or Parent shall terminate this Agreement pursuant to SECTION 7.1(D), (y) at the time of the event giving rise to such termination, an Acquisition Proposal with respect to the Company in which the consideration proposed to be received by the holders of Company Common Stock has a value in excess of the Merger Consideration shall have been publicly announced (any such Acquisition Proposal, whenever announced, being a "QUALIFYING ACQUISITION PROPOSAL") and shall not have been publicly rejected by the Company's Board of Directors and (z) within 12 months of the termination of this Agreement, the Company either (1) consummates the transaction contemplated by such Qualifying Acquisition Proposal or any other Qualifying Acquisition Proposal or (2) enters into a definitive agreement with respect to the transaction contemplated by such Qualifying Acquisition Proposal or any other Qualifying Acquisition Proposal and any such transaction is consummated at any time thereafter, then the Company shall pay to Parent an amount equal to $60 million (the "TERMINATION FEE")

          (c) The Termination Fee required to be paid pursuant to SECTION 7.2(B)(I) or 7.2(B)(II) shall be paid (x) in the case of SECTION 7.2(B)(I), prior to, and shall be a pre-condition to the effectiveness of, and (y) in the case of SECTION 7.2(B)(II), within five (5) Business Days after, the termination of this Agreement referred to in such Section. The Termination Fee required to be paid pursuant to SECTION 7.2(B)(III) shall be made to Parent not later than two (2) Business Days after the consummation of the transaction contemplated by a Qualifying Acquisition Proposal. All payments under this SECTION 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding anything to the contrary herein, the Company shall not be required to pay more than one Termination Fee under this Agreement.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Vote or approval of the Merger by Merger Sub's stockholder(s), but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. Except as provided in SECTION 5.2, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those or any other rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or other agreements, shall survive the Effective Time, except (i) for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) for this ARTICLE VIII.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by telecopy upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the day of receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in one of the means set forth above to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to:

              General Electric Capital Corporation
              44 Old Ridgebury Road
              Danbury, Connecticut  06810
              Attention:     Michael A. Meehan, Esq.,
                             General Counsel - CEF
              Facsimile No.:     (203) 796-1313


              in each case with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York  10153
              Attention:     Jane McDonald, Esq.
              Facsimile No.:     (212) 310-8007

; PROVIDED, HOWEVER, that with respect to any requests for consents pursuant to
SECTION 4.1 of this Agreement, to:

              General Electric Capital Corporation
              44 Old Ridgebury Road
              Danbury, Connecticut  06810
              Attention:     W. Gordon Olivant,
                             Manager - Business Development - CEF
              Facsimile No.:     (203) 796-5656

          (b) if to the Company, to:

              Franchise Finance Corporation of America
              17207 North Perimeter Drive
              Scottsdale, Arizona  85255
              Attention:     Dennis L. Ruben, Esq.,
                             Executive Vice President and
                             General Counsel
              Facsimile No.:     (480) 585-2226

              with a copy to:

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York  10017
              Attention:     Robert E. Spatt, Esq.
              Facsimile No.:     (212) 455-2502

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of the Company and Parent under any other agreement between the parties not relating to the subject matter hereto shall not be affected by any provision of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than SECTION 5.8.

     8.6 GOVERNING LAW. Except to the extent that rights of the stockholders of the Company and the transactions contemplated hereby, including the Merger, are governed by the MGCL, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

     8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; PROVIDED, HOWEVER that this Agreement may be assigned by any party to its successor in a merger, the purpose of which is to change the state of domicile of such party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 SUBMISSION TO JURISDICTION WAIVERS. Each of Parent, Merger Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Courts of the State of Delaware, and each of Parent, Merger Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent, Merger Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with applicable law, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000 and the parties intend that 6 Del. C. ss.2708 shall apply to this Agreement. Parent acknowledges that service or delivery to Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware 19801, whom Parent hereby appoints as its agent for service of process, shall constitute good and sufficient service.

     8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11 DEFINITIONS. As used in this Agreement:

          (a) "BENEFIT PLANS" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) to which such Person is a party or which is maintained or contributed to by such Person.

          (b) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

          (c) "BUSINESS DAY" means any day on which banks are not required or authorized to close in New York City, New York and Phoenix, Arizona.

          (d) "EXECUTIVES" shall mean, collectively, Morton H. Fleischer, John
     R. Barravecchia, Christopher H. Volk, Dennis L. Ruben and Stephen G.
     Schmitz.

          (e) "KNOWLEDGE" of the Company or similar references means the actual knowledge of any of Morton H. Fleischer, John R. Barravecchia, Christopher
     H. Volk, Dennis L. Ruben, Stephen G. Schmitz, Hal Vinson or Catherine F. Long, after reasonable inquiry of the executive or senior managerial employees responsible for the relevant matters.

          (f) "MATERIAL ADVERSE EFFECT" means, (x) with respect to the Company, any change, circumstance or effect that (after giving effect to any benefits or beneficial or mitigating consequences or effects occasioned by or arising out of or in connection therewith, including the availability of any insurance, any Tax credits, deductions or other benefits, or any contractual reimbursement or indemnity) is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) the announcement, pendency or consummation of the Merger or any other action contemplated by this Agreement, (iii) any changes in general economic conditions in industries in which the Company or any of its Subsidiaries operates, which changes do not affect the Company and its Subsidiaries disproportionately relative to other entities operating in such industries, or (iv) any action required to be taken by the Company or any of its Subsidiaries by the terms hereof; and (y) with respect to the Company or Parent, any change, circumstance or event that would prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement by such party or its Subsidiaries.

          (g) "PERMITTED LIENS" means the collective reference to (i) Liens set forth in Section 3.1(r) of the Company Disclosure Schedule, (ii) Liens for current property taxes, assessments and other governmental charges not yet due and payable or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (iii) statutory liens of landlords, mechanics, carriers, warehousemen, and other Liens imposed by law incurred in the ordinary course of business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) easements, patent reservations, covenants, rights of way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Real Property and (vi) (A) zoning, building and other similar restrictions, (B) mortgages, liens, security interest or encumbrances that have been placed by any developer, landlord or third party on Real Property over which the Company or any Subsidiary has easement rights or on any of the Leased Real Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way and other similar restrictions, none of which items set forth in clauses (A), (B) and (C), individually or in the aggregate, materially impair the continued use and operation of the Real Property to which they relate in the business of the Company and its Subsidiaries taken as a whole as presently conducted.

          (h) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (i) "SUBSIDIARY" (i) when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated,
     (A) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (ii) when used with respect to the Company, includes each Delaware business trust created by one or more wholly owned Subsidiaries of the Company in connection with its securitization or warehouse transactions in which the Company or any of its wholly owned Subsidiaries holds an interest.

          (j) "SUPERIOR PROPOSAL" means a bona fide, written Acquisition Proposal made by a third party which the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors and legal counsel), (i) would, if consummated, result in a transaction that represents greater value to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Merger Consideration, and (ii) is reasonably capable of being completed (including with respect to the ability of such third party to obtain any external financing).

     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers or authorized representatives thereunto duly authorized, all as of the date first above written.


                                       FRANCHISE FINANCE CORPORATION OF AMERICA


                                       By: /s/ Morton H. Fleischer
                                           -------------------------------------
                                           Morton H. Fleischer
                                           Chairman and Chief Executive Officer


                                       GALAHAD ACQUISITION CORP.


                                       By: /s/ W. Gordon Olivant
                                           -------------------------------------
                                           W. Gordon Olivant
                                           Vice President


                                       GENERAL ELECTRIC CAPITAL CORPORATION


                                       By: /s/ Paul T. Bossidy
                                           -------------------------------------
                                           Paul T. Bossidy
                                           Vice President

                                 Exhibit 6.2(c)

                         [LETTERHEAD OF KUTAK ROCK LLP]


                                 _________, 2001

Franchise Finance Corporation
  of America
17207 North Perimeter Drive
Scottsdale, Arizona  85255

                      Re: Certain Federal Income Tax Issues

Ladies and Gentlemen:

     We have acted as your tax counsel, in connection with the merger of Gallahad Acquisition Corp., a Maryland corporation ("Merger Sub") with and into Franchise Finance Corporation of America (the "Company") pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") among General Electric Capital Corporation ("Capital"), Merger Sub and the Company, dated as of March 30, 2001.

     You have requested our opinion concerning certain federal income tax matters, including but not limited to, your continued characterization as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions concerning your business, operations and properties. In connection with rendering this opinion, you have delivered certain representations to us and, with your permission, we have relied upon such representations.

     Based on such facts, assumptions and representations, it is our opinion that as of the date hereof: (i) beginning with the taxable year of the Company ended December 31, 1994 through the taxable year ended December 31, 2000, the Company has been organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT; (ii) for the taxable year of the Company that began on January 1, 2001, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT and the Company's methods of operation have enabled it to qualify as a REIT; (iii) each of FFCA Acquisition Corporation, FFCA Institutional Advisors, Inc., FFCA Residual Interest Corporation, FFCA Secured Assets Corporation, FFCA Secured Lending Corporation, FFCA Secured Franchise Loan Trust 1997-1, FFCA Franchise Loan Owner Trust 1998-1, FFCA Secured Franchise Loan Trust 1998-1, FFCA Secured Franchise Loan Trust 1999-1, FFCA Secured Franchise Loan Trust 1999-2, FFCA Secured Franchise Loan Trust 2000-1, FFCA Secured Franchise Loan Trust 1996-C1, FFCA Loan Warehouse Corporation and FFCA Capital Holding Corporation has been (at all times during the period each such entity has been in existence) and will be treated as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code; and (iv) FFCA Co-Investment Limited Partnership has been (at all times on and after June 1, 1994) and will be treated as a partnership, rather than as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.

     This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations furnished to us by you may affect the conclusions stated herein. Moreover, your qualification and taxation as a REIT depends upon your ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Kutak Rock LLP. Accordingly, no assurance can be given that the actual results of your operation for any taxable year will satisfy such requirements.

     In rendering this opinion we have assumed that, with respect to the period commencing the first day subsequent to the date hereof and ending on the last day of the Company's current taxable year, the Company will be organized and operated in a manner which will permit it to remain qualified as a REIT. However, in rendering this opinion, we have analyzed the effect of the sales of the assets pursuant to Sections 5.2 and 5.9 of the Merger Agreement on the characterization of the Company as a REIT.

     This opinion is rendered only to the Company and its successor-in-interest, and may not be furnished to, quoted to, or relied upon by any other person, firm or corporation, other than Capital and its affiliates or in connection with an audit or examination by a taxing authority, without our prior written consent. Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein.

                                     Very truly yours,

                              OFFICER'S CERTIFICATE
                  FOR FRANCHISE FINANCE CORPORATION OF AMERICA
                      REGARDING CERTAIN INCOME TAX MATTERS
                                 _________, 2001


     The undersigned officers of Franchise Finance Corporation of America, a Maryland corporation (the "Company"), in connection with the merger of the Company with Gallahad Acquisition Corp. pursuant to the terms of that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of March 30, 2001, hereby certify that, to the best of their knowledge, each of the following statements is and will continue to be true and correct:

     1. At all times during the period commencing on June 1, 1994 and ending on the date hereof, one hundred (100) or more shareholders have simultaneously held beneficial ownership of the outstanding capital stock of the Company.

     2. The Company will issue its capital stock, including but not limited to the capital stock described in paragraphs 37, 39, 40, 41, 42 and 43 hereof, in a manner so that at all times, such stock is not closely-held within the meaning of Section 856(a)(6) of the Code.

     3. Effective for its taxable year which ended December 31, 1994, the Company has filed an election to be a taxed as a real estate investment trust and such election has not been and will not be terminated or revoked.

     4. At all times the Company has and will continue to use its diligent efforts to enforce the transfer and ownership restrictions on its common stock and preferred stock (to the extent issued) as set forth in the Company's Amendment and Restatement of Charter (the "Charter").

     5. A representative sample of each of the Company's Leases and Loans, as of the date hereof, has been made available to Kutak Rock LLP for its review.

     6. The Company does not perform services with respect to any of its rental properties other than (a) leasing vacant space, (b) developing and leasing new space, (c) repairing or maintaining a tenant's premises after the expiration or termination of a lease and prior to opening the premises to new tenants, (d) restoration of the leased property after a casualty; and (e) such other services as may have been disclosed to Kutak Rock LLP in writing.

     7. Except as otherwise disclosed to Kutak Rock LLP in writing, with respect to each Lease, the amount of rent received or accrued by the Company (either directly or through any partnership in which the Company may acquire an interest) is not based in whole or in part on the income or profits of the lessee. In certain cases, rent under a Lease is based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of a tenant.

     8. With respect to each and every tenant under a Lease, neither the Company nor any owner (actual or Constructive) of 10% or more of the outstanding capital stock of the Company, is the owner (actual or Constructive) (a) in the case of a tenant that is a corporation, capital stock of such tenant possessing 10% or more of the total combined voting power of all classes of capital stock entitled to vote, or 10% or more of the total number of shares of all classes of capital stock of such tenant; or (b) in the case of a tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

     9. Except as otherwise disclosed to Kutak Rock LLP in writing, with respect to each Lease from which the Company receives or accrues rent attributable to personal property: (a) such personal property is leased in connection with a lease of real property, and (b) the rent attributable to personal property is less than 15% of the total rent received or accrued under the Lease, determined by: (i) in the case of tax years ending on or before December 31, 2000, comparing the relative tax basis of the personal property being leased to the tax basis of all of the property being leased; and (ii) in the case of tax years ending after December 31, 2000, by comparing the relative fair market value of the personal property being leased to the aggregate fair market value of all property being leased.

     10. Except as otherwise disclosed to Kutak Rock LLP in writing, no amount of interest accruing with respect to any debt obligation owned by the Company is based in whole or in part on the income or profits of any person. In certain cases, such interest is based in whole or in part on a fixed percentage or percentages of the gross sales or receipts of the obligor of such debt instruments.

     11. Except for the Subsidiaries and FFCA Funding Corporation, the Company does not presently own shares of capital stock in any corporation (including mutual funds) or equity interests in entities which are characterized as associations taxable as corporations for federal income tax purposes (including Delaware business trusts) except for as provided in paragraph 34 of this Officers' Certificate, either directly, through a partnership or through any other arrangement.

     12. The Company owns 100% of the issued and outstanding capital stock of FFCA Funding Corporation.

     13. The Company timely filed an election to treat FFCA Funding Corporation as a taxable REIT subsidiary, as described in Section 856(l) of the Code.

     14. The assets, liabilities, items of income, deductions and credits of the Company are as follows:

          (a) In each taxable year commencing with the Company's taxable year ended December 31, 1994, at least ninety-five percent (95%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been or is expected to be derived from (i) dividends, (ii) interest,
     (iii) rents from real property, (iv) gain from the sale or other disposition of capital stock, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is Section 1221(a)(1) Property,
     (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) payments pursuant to an interest rate swap or other arrangement described in Section 856(c)(5)(G) of the Code;

          (b) In each taxable year commencing with the Company's taxable year ended December 31, 1994, at least seventy-five percent (75%) of the gross income of the Company (excluding gross income from Prohibited Transactions) has been or is expected to be derived from (i) rents from real property,
     (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(a)(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITS, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income;

          (c) In each taxable year commencing prior to August 5, 1997, the Company (including the Company's share of the gross income of any partnership in which the Company may acquire an interest) derived less than thirty percent (30%) of its aggregate gross income from the sale or other disposition of (i) capital stock or securities held for less than one year,
     (ii) property in a Prohibited Transaction, and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property;

          (d) In each taxable year commencing with the Company's taxable year ended December 31, 1994 and ending with the taxable year ended December 31, 2000, the Company has paid or expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of the Company's taxable income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the excess of the net income (after tax) from Foreclosure Property, minus (iii) any excess noncash income;

          (e) With respect to the taxable year commencing January 1, 2001, the Company has paid or expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety percent (90%) of the Company's taxable income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety percent (90%) of the excess of the net income (after tax) from Foreclosure Property minus (iii) any excess non-cash income; and

          (f) In each taxable year commencing with the Company's taxable year ended December 31, 1994, the dividends paid or to be paid by the Company on each class of the Company's capital stock has been or will be paid pro rata with no preference to any share of such class as compared with other such shares and with no preference to one class of capital stock as compared to another class except to the extent the former is entitled to such preference.

     15. At the close of each quarter of each taxable year commencing with the Company's taxable year ended December 31, 1994 and ending with the taxable year ended December 31, 2000, (a) at least seventy-five percent (75%) of the value of the combined total assets of the Company were represented by Real Estate Assets, cash and cash items (including receivables), and U.S. Government securities, (b) not more than twenty-five percent (25%) of the value of the Company's total assets were represented by securities other than those described in clause (a) above, and (c) with respect to those assets described in clause (b) above, the value of any one issuer's securities (other than securities of subsidiaries described in section 856(i) of the Code), owned by the Company did not and will not exceed five percent (5%) of the value of the Company's total assets and the Company did not and will not own more than ten percent (10%) of any one issuer's outstanding voting securities. For the purposes of the above representations, the assets and income of the Company include the Company's allocable share of the assets owned by or income received by any partnership in which the Company has or may acquire an interest including, but not limited to, FFCA Co-Investment Limited Partnership.

     16. With respect to the tax year commencing January 1, 2001, (a) at least seventy-five percent (75%) of the value of the combined total assets of the Company were represented by Real Estate Assets, cash and cash items (including receivables) and U.S. Government securities, (b) not more than twenty-five percent (25%) of the value of the Company's total assets were represented by securities other than those described in clause (a) above, (c) not more than twenty percent (20%) of the value of the Company's total assets were represented by securities of one or more taxable REIT subsidiaries, as described in Section 865(l) of the Code, (d) except with respect to a taxable REIT subsidiary, as described in Section 856(l) of the Code and securities described in clause (a) above, not more than five percent (5%) of the value of the Company's total assets is represented by securities of any one issuer, (e) except with respect to a taxable REIT subsidiary as described in Section 856(l) of the Code and securities described in clause (a) above, the Company does not own securities possessing more than ten percent (10%) of the total voting power of the outstanding securities of any issuer, and (f) except with respect to a taxable REIT subsidiary, as described in Section 856(l) of the Code and securities described in clause (a) above, the Company does not own securities having a value of more than ten percent (10%) of the total value of the outstanding securities of any issuer. For the purposes of the above representations, the assets and income of the Company include the Company's allocable share of the assets owned by or income received by any partnership in which the Company has or may acquire an interest including, but not limited to, FFCA Co-Investment Limited Partnership.

     17. Except as otherwise disclosed in writing to Kutak Rock LLP, neither the Company, any Subsidiary nor any partnership in which the Company has or may acquire an interest will actively conduct a business from which they earn fees for services they perform or other income (whether or not through a manager), other than with respect to (a) Foreclosure Property (if any); (b) the rental of their properties pursuant to the Leases; and (c) services rendered with respect to the Leases to the extent described in paragraph 6 above.

     18. As required by Treasury Regulation Section 1.857-8, for each year commencing with the Company's taxable year ended December 31, 1994, the Company
(a) has and will maintain the necessary records relating to the actual ownership of its capital stock, (b) has, no later than January 30 of each following year, made the requisite information requests of its shareholders regarding capital stock ownership and has maintained a list of the persons failing or refusing to comply in whole or in part with the Company's demand for statements regarding capital stock ownership, and (c) will maintain such records for all years commencing with the Company's taxable year ended December 31, 1994.

     19. Other than with respect to FFCA Co-Investment Limited Partnership, the Company is not a partner in any entity characterized as a partnership for federal income tax purposes or an owner of less than 100% of any property (for example, as a joint tenant or tenant-in-common) or, except as described in paragraph 34 and other than with respect to the Subsidiaries and FFCA Funding Corporation, an owner of 5% or more of the voting securities of any other entity.

     20. All shares of capital stock issued by the Company are freely transferable except as required by federal securities laws.

     21. The Company has owned one hundred percent (100%) of the capital stock or beneficial interests, as the case may be, of the Subsidiaries at all times during the period in which the Subsidiaries have been in existence and will continue to own all such stock. For purposes of making the certifications set forth herein, the Company's ownership of capital stock of the Subsidiaries was disregarded and all assets, liabilities and items of income, deduction and credit of the Subsidiaries were treated as assets, liabilities and such items (as the case may be) of the Company.

     22. The purchase price under any option to purchase property granted in connection with a Lease was set in good faith by the parties to the Lease at an amount reasonably estimated to equal or exceed the fair market value of the property on the date or dates of the possible exercise of the option.

     23. The limited partners of FFCA Co-Investment Limited Partnership do not own, directly or indirectly, taking into account the constructive ownership rules of Section 318 of the Code, individually or in the aggregate, any interest in the Company or any of its affiliates.

     24. The Company anticipates that its interest in the net profits and losses of FFCA Co-Investment Limited Partnership over its anticipated life will be material.

     25. FFCA Co-Investment Limited Partnership has been formed and operated strictly in accordance with the partnership agreement relating to its organization.

     26. As of the date hereof, FFCA Co-Investment Limited Partnership has no outstanding indebtedness incurred in connection with its operation, with the acquisition of its properties or otherwise.

     27. The Company has not registered the interests in FFCA Co-Investment Limited Partnership on any securities exchange or applied to quote the interests on any national automated quotations system.

     28. All REMIC Interests owned by the Company are regular or residual REMIC interests under Section 860D of the Code and 95% or more of the assets of such REMIC are Real Estate Assets as defined in Section 856(c)(5)(B) of the Code.

     29. FFCA Mortgage Corporation has been dissolved.

     30. Except as otherwise described to Kutak Rock LLP in writing, the Company has not paid and will not pay any employee compensation in excess of reasonable amounts, as described by Section 162 of the Code and administrative or judicial interpretations thereof.

     31. The Revolving Loan Agreement, dated as of September 1, 1996, between the Company and FFCA Mortgage Corporation has been terminated.

     32. The Company has not, prior to August 5, 1997, entered into any interest rate swap or cap agreement unless income therefrom was treated as qualifying income under Section 856(c)(5)(G) of the Code and shall not enter into any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar instrument unless, pursuant to Section 856(c)(5)(G) of the Code, the Company enters into such a transaction to reduce interest rate risks with respect to any indebtedness incurred to acquire or carry Real Estate Assets.

     33. Except as otherwise disclosed to Kutak Rock LLP in writing, with respect to its taxable years commencing on or prior to August 5, 1997, the Company has not held any Foreclosure Property for more than two years and with respect to taxable years commencing after August 5, 1997, the Company has not held any Foreclosure Property for more than three years.

     34. The Company has not and does not own or expect to own more than 10% of the voting securities in each of Express Franchise, Inc. and JKMO Company, Inc.

     35. Except as otherwise disclosed to Kutak Rock LLP in writing, the Company has not originated and does not expect to originate any unsecured Loans and all Loans originated by the Company have been made in accordance with the Company's internal underwriting standards.

     36. The Equipment Revolving Loan Agreement, dated as of September 1, 1996, between the Company and FFCA Mortgage Corporation, has been terminated.

     37. The selling price of the Company's common stock $.01 par value (the "Common Stock"), as described in the Prospectus Supplement dated September 11, 1997, was equal to the last reported trading price of the Common Stock on September 11, 1997. The Company paid customary underwriting commissions and other selling expenses incurred in connection with the sale of Common Stock described in this paragraph 37.

     38. The Company has no earnings and profits attributable to any taxable year commencing prior to June 1, 1994.

     39. The selling price of the Common Stock, as described in the Stock Purchase Agreement dated February 12, 1998 between the Company and Salomon Smith Barney Inc., was equal to the last reported trading price of the Common Stock on February 12, 1998. The Company paid customary underwriting commissions and other selling expenses incurred in connection with the sale of Common Stock described in this paragraph 39.

     40. The selling price of the Common Stock, as described in the Underwriting Agreement dated February 18, 1998, by and between the Company and A.G. Edwards & Sons, Inc., was equal to the last reported trading price of the Common Stock on February 18, 1998, reduced by customary underwriting discounts and other customary selling expenses incurred in connection with the sale of the Common Stock described in this paragraph 40.

     41. The selling price of the Common Stock as described in the Stock Purchase Agreement dated as of February 13, 1998 between the Company and Colony Investors III, L.P. was determined as described therein and was not less than the fair market value of such Common Stock.

     42. The selling price of the Common Stock, as described in the Underwriting Agreement dated April 21, 1998 by and between the Company and A.G. Edwards & Sons, Inc. was equal to the last reported trading price of the Common Stock on April 21, 1998, reduced by customary underwriting discounts and other customary selling expenses incurred with the sale of Common Stock described in this paragraph 42.

     43. The selling price of the Common Stock, as described in the Purchase Agreement dated January 27, 1999 by and between the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc., as representatives of the several underwriters named therein, was equal to the fair market value of the Common Stock on January 27, 1999, reduced by customary underwriting discounts and other customary selling expenses incurred with the sale of Common Stock described in this paragraph 43.

     44. To the best of Company's knowledge, the representations and warranties set forth in Section 2.2(d), (b) and (g) of the Purchase Agreement, dated as of February 13, 1998 and in Section 4.01 of the Warrant Agreement, dated as of March 13, 1998, by and between the Company and Colony Investors III, L.P., are true, complete and correct.

     45. The Company has operated in a manner since June 1, 1994, such that the representations set forth in this Certificate were true at all times since June 1, 1994.

     46. The Company intends to operate in a manner such that the representations set forth in this Certificate will continue to be true in the future; provided however, the Company may operate in a manner which is different from the representations, as set forth above, if it obtains the advice of tax counsel that such differences will not impair its status as a REIT under the Code.

     47. Any matters required to be furnished to Kutak Rock LLP in writing have been furnished together with this Certificate.

     48. As an officer of the Company, it is my responsibility to have knowledge of the matters described in the above representations.

                         [END OF OFFICERS' CERTIFICATE]

     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first written above.

                                 FRANCHISE FINANCE CORPORATION OF AMERICA, a Delaware corporation



                                 By
                                    ------------------------------------------
                                    Christopher H. Volk, President and
                                    Chief Operating Officer


                                 By
                                    ------------------------------------------
                                    John Barravecchia, Executive Vice President,
                                    Chief Financial Officer, Treasurer and
                                    Assistant Secretary



                                 By
                                    ------------------------------------------
                                    Dennis L. Ruben, Executive Vice President,
                                    General Counsel and Secretary

                                    EXHIBIT A

                                   DEFINITIONS

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSTRUCTIVE" means the constructive capital stock ownership rules of
Section 318 of the Code, except that "10 percent" shall be substituted for "50 percent" in subparagraph (c) of Sections 318(a)(2) and 318(a)(3) and Section 318(a)(3)(A) shall be applied in the case of a partnership by taking into account only partners who own (directly or indirectly) twenty-five percent or more of the capital interest in such partnership.

     "FORECLOSURE PROPERTY" means any real property (including Interests in Real Property), and any personal property incident to such real property, acquired by the Company as a result of the Company having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property of the Company which is Section 1221(a)(1) Property which was not originally acquired as foreclosure property.

     "INTERESTS IN REAL PROPERTY" includes fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

     "LEASE" means any lease from which the Company derives revenue, either directly or through one or more partnerships or Subsidiaries.

     "LOAN" means an obligation to pay principal and interest on the terms described therein with respect to which the Company is the obligee and which is secured by either real or personal property or both.

     "PROHIBITED TRANSACTION" means the sale or other disposition of Section 1221(a)(1) Property, other than Foreclosure Property, unless (a) the property sold was a Real Estate Asset; (b) the Company held the Real Estate Asset for at least four years; (c) aggregate expenditures made by the Company during the four
(4) year period preceding the date of the sale which are included in the basis of the Real Estate Asset do not exceed thirty percent (30%) of the net selling price of such asset; (d) (i) during the taxable year the Company did not make more than seven sales of property (other than Foreclosure Property) or (ii) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the Company as of the beginning of the taxable year; (e) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company has held the property for not less than four (4) years for production of rental income; and (f) if the requirement of clause (d)(i) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in Section 856(d)(3) of the Code) from whom the Company does not receive income.

     "QUALIFIED TEMPORARY INVESTMENT INCOME" means any income which (a) is attributable to capital stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (i) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (ii) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (iii) in a transaction involving a qualified pension or employee benefit plan), (b) is attributable to the temporary investment of new capital (as defined in Section 856(c)(5)(D)(ii) of the Code) received by the Company and (c) is received or accrued during the one-year period beginning on the date the Company received such capital.

     "REAL ESTATE ASSET" means real property (including Interests in Real Property and interests in mortgages on real property), shares (or transferable certificates) of beneficial interests in other REITs and such other property as described in Section 856(c)(5) of the Code.

     "REIT" means a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

     "REMIC INTERESTS" means regular interests and residual interests in a Real Estate Mortgage Investment Conduit as defined under Section 860D of the Code.

     "SECTION 1221(A)(1) PROPERTY" means capital stock in trade of the Company or other property of a kind which would be property included in inventory of the Company if on hand at the close of the taxable year, or property held by the Company primarily for sale to customers in the ordinary course of its trade or business.

     "SUBSIDIARIES" means FFCA Acquisition Corporation, FFCA Institutional Advisors, Inc., FFCA Residual Interest Corporation, FFCA Secured Assets Corporation, FFCA Secured Lending Corporation, FFCA Secured Franchise Loan Trust 1997-1, FFCA Franchise Loan Owner Trust 1998-1, FFCA Secured Franchise Loan Trust 1998-1, FFCA Secured Franchise Loan Trust 1999-1, FFCA Secured Franchise Loan Trust 1999-2, FFCA Secured Franchise Loan Trust 2000-1, FFCA Secured Franchise Loan Trust 1996-C1, FFCA Loan Warehouse Corporation and FFCA Capital Holding Corporation.

                                      A-2